Exhibit 4.2
CREDIT AGREEMENT

LEGACY ENERGY, INC.,
as Company
NIMIN ENERGY CORP.,
as Parent
CLMG CORP.,
as Administrative Agent
and
CERTAIN LENDERS

Senior Secured Credit Facility
June 30, 2010

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i

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Schedules and Exhibits:

Schedule 1	-	Disclosure Schedule
Schedule 2	-	Security Schedule
Schedule 3	-	Insurance Schedule
Schedule 4	-	Lenders Schedule
Schedule 5	-	Hedging Contracts

Exhibit A	-	Promissory Note
Exhibit B	-	Borrowing Notice
Exhibit C	-	Prepayment Notice
Exhibit D	-	Certificate Accompanying Financial Statements
Exhibit E	-	APOD Certificate
Exhibit F	-	Solvency Certificate
Exhibit G	-	Legal Opinions
Exhibit H	-	Form of Guaranty
Exhibit I	-	Assignment and Assumption Agreement
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CREDIT AGREEMENT
          THIS CREDIT AGREEMENT is made as of June 30, 2010 by and among LEGACY ENERGY, INC., a Delaware corporation, NIMIN ENERGY CORP., an Alberta corporation, CLMG CORP., a Nevada corporation, as administrative and collateral agent (together with its successors in such capacity, the “Administrative Agent”), and the Lenders referred to below.
W I T N E S S E T H:
          In consideration of the mutual covenants and agreements contained herein and the loans to be made by Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I — Definitions and References
          Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:
          “Additional Loans” has the meaning given to such term in Section 2.1(b).
          “Administrative Agent” has the meaning given to such term in the preamble hereto.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.
          “Adjusted Consolidated EBITDA” means, for any Fiscal Quarter, Consolidated EBITDA for such Fiscal Quarter adjusted to give effect to any acquisition or divestiture of any Person or business unit of a Person that was made by Parent or any of its Consolidated Subsidiaries during such Fiscal Quarter as if such transactions had occurred on the first day of such Fiscal Quarter, regardless of whether the effect is positive or negative.
          “Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power:
          (a) to vote 10% or more of the securities or other equity interests (on a fully diluted basis) having ordinary voting power for the election of directors, the managing general partner or partners or the managing member or members; or
          (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
          “Agreed Pricing” means:
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          (a) for anticipated sales of Hydrocarbons that are fixed in a firm fixed price sales contract with an Approved Counterparty, the fixed price or prices provided for in such sales contract during the term thereof;
          (b) for anticipated sales of Hydrocarbons that are hedged by a fixed price Hedging Contract with an Approved Counterparty, the fixed price or prices provided for in such Hedging Contract during the term thereof, as modified by any necessary adjustment specified from time to time by Administrative Agent in its discretion for quality and geographical differentials;
          (c) for anticipated sales of Hydrocarbons that are hedged by a Hedging Contract with Approved Counterparty which Hedging Contract provides for a range of prices between a floor and a ceiling, the prices provided for in subsection (d) below, provided that during the term of such Hedging Contract such prices shall in no event be less than such floor or exceed such ceiling, as such floor and ceiling are modified by any necessary adjustment specified from time to time by Administrative Agent in its discretion for quality and geographical differentials; and
          (d) for anticipated sales of Hydrocarbons, if such sales are not hedged by a Hedging Contract or fixed by a sales contract that is described in paragraphs (a), (b), or (c) above:
     (i) For the remainder of the current calendar year:
     (1) if Agreed Pricing is being used to calculate the Proved Collateral Coverage Ratio, eighty-five percent (85%) of the average NYMEX Pricing for the remaining months in the current calendar year, and
     (2) if Agreed Pricing is being used to calculate the Proved Volume Coverage Ratio, $3.75 per MMBtu of gas or $60.00 per barrel of oil,
     (ii) For each of the succeeding three complete calendar years:
     (1) if Agreed Pricing is being used to calculate the Proved Collateral Coverage Ratio, eighty-five percent (85%) of the average NYMEX Pricing for the twelve months in each such calendar year, and
     (2) if Agreed Pricing is being used to calculate the Proved Volume Coverage Ratio, $3.75 per MMBtu of gas or $60.00 per barrel of oil, and
     (iii) For the succeeding fourth complete calendar year, and for each calendar year thereafter:
     (1) if Agreed Pricing is being used to calculate the Proved Collateral Coverage Ratio, eighty-five percent (85%) of the average NYMEX Pricing for the twelve months in such fourth calendar year, and
     (2) if Agreed Pricing is being used to calculate the Proved Volume Coverage Ratio, $3.75 per MMBtu of gas or $60.00 per barrel of oil,
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determined for each of the preceding subsections (i), (ii) and (iii) as of the date of calculation (or, if such date is not a Business Day, as of the first Business Day thereafter) and with any necessary adjustment specified from time to time by Administrative Agent in its discretion for quality and geographical differentials.
          “Agreement” means this Credit Agreement.
          “APOD Certificate” means a certificate in the form of Exhibit E given from time to time by Administrative Agent, on behalf of Required Lenders, and by Company to confirm that the document or documents attached thereto set out the APOD as then in effect.
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Approved Counterparty” means a counterparty to a Hedging Contract that either (a) is a Secured Third Party Hedge Counterparty, (b) is a Person whose senior unsecured long-term debt obligations are rated A or higher by S&P and A3 or higher by Moody’s, or (c) is approved in writing by Administrative Agent with respect to that particular Hedging Contract.
          “Approved Plan of Development” or “APOD” means Company’s written plan of development with respect to budgeted capital expenditures (including maximum annual expenditures) and other development activities that is attached to the APOD Certificate given on or about the Closing Date, as such plan is amended, supplemented or restated from time to time with the consent of Required Lenders (given or withheld in their discretion) as evidenced by one or more additional APOD Certificates; provided that no such consent shall be required for amendments, modifications or supplements to the extent, but only to the extent, that any such amendments, modifications or supplements either (a) are administrative or ministerial in nature, or (b) would make non-material amendments to the timing for the completion of any such particular development (other than an amendment extending the timing of the substantial completion of the APOD).
          “APOD Capital Expenditures” means capital expenditures made or to be made by Company on the Eligible Mortgaged Properties, to the extent the same either (a) have been approved in writing by Required Lenders at the time in question, or (b) are included in the Approved Plan of Development, as then in effect.
          “Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by Administrative Agent, in substantially the form of Exhibit I or any other form approved by Administrative Agent.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or Canada or other applicable jurisdictions from time to time in effect
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and affecting the rights of creditors generally including, for the avoidance of doubt, corporate legislation.
          “Barrel of Oil Equivalent” or “BOE” means, (a) with respect to oil, the amount of such oil measured in Barrels, and (b) with respect to gas, the amount of Barrels determined by multiplying the quantity of such gas (expressed in MMBtus) by a ratio the numerator of which is one Barrel and the denominator of which is six MMBtus per Barrel. As used in this definition, “Barrel” means 42 United States standard gallons and “MMBtu” means 1,000,000 British Thermal Units.
          “Borrowing” means a Loan or group of Loans made or to be made at the same time by Lenders in accordance with their Percentage Shares.
          “Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Company that meets the requirements of Section 2.3.
          “BP Collateral Sharing Agreement” means that certain Intercreditor Agreement dated as of June 30, 2010 by and among BP Corporation North America Inc., as Initial Swap Counterparty, any other Person that becomes a party thereto as a Swap Counterparty, Company, Parent, and CLMG Corp., as administrative agent and collateral agent.
          “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Las Vegas, Nevada.
          “Called Principal” has the meaning given to such term in Section 2.8(e).
          “Canadian GAAP” means such principles and practices which are set out in the “CICA Handbook” published by the Canadian Institute of Chartered Accountants, in the case of the Credit Parties and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a consistent manner. If any change in any accounting principle or practice is required by the Canadian Institute of Chartered Accountants (or any successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Credit Party or with respect to any Credit Party and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender and Company, Required Lenders and Administrative Agent agree to such change insofar as it affects such calculations and determinations.
          “Canadian Securities Laws” means, all applicable securities laws in each of the provinces and territories of Canada and the respective regulations and rules under such laws together with applicable published policy statements, notices, instruments and orders of securities commissions or similar regulatory authorities in each of the provinces and territories of Canada as well as the applicable by-laws, rules and regulations of any stock exchange upon which the securities of a Credit Party are listed.
          “Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
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          “Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.
          “Cash Equivalents” means Investments in:
          (a) marketable obligations, maturing within twelve months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America; and
          (b) demand deposits, and time deposits (including certificates of deposit) maturing within twelve months from the date of deposit thereof, with a domestic office of any national or state bank or trust company that is organized under the Laws of the United States of America or any state therein or Canada or any province or territory therein, that has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S & P.
          “Change of Control” means the occurrence of any of the following events:
          (a) any Person or two or more Persons acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and including holding proxies to vote for the election of directors other than proxies held by Parent’s or Company’s, as applicable, management or their designees to be voted in favor of Persons nominated by Parent’s or Company’s Board of Directors, as applicable) of 50% or more of the Equity in Parent or Company entitled to vote for members of the board of directors or equivalent governing body of Parent or Company, as applicable (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right),
          (b) individuals, who, as of the Closing Date, constitute the Board of Parent (“Parent Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Parent; provided, however, that any individual becoming a director subsequent to the Closing Date whose (1) election, (2) appointment or (3) nomination for election by Parent’s stockholders was approved by a vote of at least a majority of the directors then comprising the Parent Incumbent Board, but excluding, for purpose of this definition, any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest with respect to the election or removal of directors or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a person or group other than the Parent Incumbent Board,
          (c) individuals, who, as of the Closing Date, constitute the Board of Company (“Company Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Company; provided, however, that any individual becoming a director subsequent to the Closing Date whose (1) election, (2) appointment or (3) nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Company Incumbent Board, but excluding, for purpose of this definition, any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest with respect to the election or removal of directors or other actual or
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publicly threatened solicitation of proxies or consents by or on behalf of a person or group other than the Company Incumbent Board,
          (c) any two or more of Clarence Cottman III, Sven Hagen, Jon Wimbish, and Rick McGee shall for any reason cease to serve as executive officers of Company and to devote a substantial amount of their time to the management of the Credit Parties and successor executive officers acceptable to Required Lenders are not appointed or elected within 60 days following such cessation,
          (d) Parent shall cease to own and control at least 100% of the voting and economic interest in the Equity in Company, or
          (e) Parent shall cease to own and control 100% of the voting and economic interest in the Equity in each Guarantor that is a Subsidiary of Parent.
          “Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 shall have been satisfied or waived.
          “Closing Date Loans” has the meaning given to such term in Section 2.1(a).
          “Collateral” means all assets or property of any kind of the Credit Parties, including all property of any kind that is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or that, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures the Secured Obligations.
          “Collateral Account” means deposit account number 9512018561 established in the name of Company with the Collateral Account Bank, or such other deposit account as may be established by Company from time to time with the prior written consent of Administrative Agent, which consent may be given or withheld in its discretion.
          “Collateral Account Agreement” means all documents or agreements governing or evidencing the Collateral Account.
          “Collateral Account Bank” means Rabobank, N.A. or any successor bank at which the Collateral Account is maintained.
          “Collateral Sharing Agreement” means the BP Collateral Sharing Agreement and any other intercreditor and collateral sharing agreement by and among an Approved Counterparty, Administrative Agent and the applicable Credit Parties, in form, scope and substance satisfactory to Administrative Agent in its discretion.
          “Commitment” means, as to each Lender, its obligation to make Loans to Company pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on the Lenders Schedule under the heading “Commitment” or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. Notwithstanding that the Security Documents may be documented with reference to a higher credit amount, it is expressly understood and
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agreed that Lenders have no obligation to make Loans in excess of their aggregate Commitments or to increase the amount of the commitments set forth on the Lenders Schedule or such Assignment Agreement, as applicable, and that Lenders’ commitments to make Loans hereunder is determined by reference to the “Commitment” set forth on such Lenders Schedule or such Assignment Agreement, as applicable.
          “Commitment Increment” means (a) the initial aggregate Commitments of $36,000,000 and (b) each aggregate increase of Commitments pursuant to Section 2.9. On the date hereof there is only one Commitment Increment of $36,000,000.
          “Company” means Legacy Energy, Inc., a Delaware corporation.
          “Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.
          “Consolidated EBITDA” means, for any period (without duplication), the sum of (1) Consolidated Net Income during such period (excluding extraordinary gains and losses), plus (2) all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and Capital Lease Obligations) that was deducted in determining such Consolidated Net Income, plus (3) all income taxes that were deducted in determining such Consolidated Net Income, plus (4) all depreciation, amortization (including amortization of good will and debt issue costs), depletion, and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including those resulting from the requirements of FASB 133, 143 or 144) that were deducted in determining such Consolidated Net Income, minus (5) all non-cash items of income that were included in determining such Consolidated Net Income.
          “Consolidated Funded Debt” means the categories of Liabilities of Parent and its properly Consolidated Subsidiaries described in clauses (a), (b), (c), (f), (h) and (j) of the definition of “Indebtedness” in Section 1.1 (without duplication).
          “Consolidated Interest Charges” means, for any period, all interest paid or accrued during such period on Indebtedness (including premium payments, capitalized interest, amortization of original issue discount, and the interest component of any deferred payment obligations and Capital Lease Obligations) that was deducted in determining Consolidated Net Income during such period.
          “Consolidated Net Income” means, for any period, Parent’s and its properly Consolidated subsidiaries’ gross revenues for such period, including any cash dividends or distributions actually received from any other Person during such period, minus Parent’s and such subsidiaries’ expenses and other proper charges against income (including taxes on income, to the extent imposed), determined on a Consolidated basis, after eliminating earnings or losses
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attributable to outstanding minority interests and excluding the net earnings of any Person (other than a Credit Party) in which Parent or any of its subsidiaries has an ownership interest.
          “Credit Parties” means Parent, Company and each Subsidiary of Parent.
          “Current Federal Funds Rate” has the meaning given to such term in Section 2.8(e).
          “Default” means any Event of Default and any default, event or condition that would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.
          “Default Rate” means the rate per annum equal to two percent (2%) above the Fixed Rate, provided that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization (other than an account evidenced by a negotiable certificate of deposit), and any other deposit account, as defined in the UCC.
          “Direct Taxes” means any severance, ad valorem, or other direct taxes on properties owned by any Credit Party or the production therefrom or the proceeds of such production; provided that federal, state, or local income or franchise taxes shall in no event be considered Direct Taxes.
          “Disclosure Schedule” means Schedule 1 hereto.
          “Discounted Value” has the meaning given to such term in Section 2.8(e).
          “Distribution” means (a) any dividend or other distribution made by a Credit Party on or in respect of any Equity in such Credit Party or any other Credit Party, or (b) any payment made by a Credit Party to purchase, redeem, acquire or retire any Equity in such Credit Party or any other Credit Party.
          “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person), approved by Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Parent or any of Parent’s Affiliates or Subsidiaries.
          “Eligible Mortgaged Properties” means, collectively, those Oil and Gas Properties (a) that are owned by Company or any other Credit Party and mortgaged to Administrative Agent to secure the Obligations, (b) for which Administrative Agent has received title opinions or other title information concerning such interests in form, substance and authorship satisfactory to Administrative Agent, and (c) that are free and clear of all Liens other than Permitted Liens.
          “Engineering Report” means the Initial Engineering Report and each annual or semiannual engineering report delivered pursuant to Section 6.2(l), in each case as reviewed and adjusted by the Independent Lender Engineer.
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          “Environmental Advisor” means Environmental Compliance Associates Inc.
          “Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
          “Equity” in a Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.
          “ERISA Affiliate” means each Credit Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Credit Party, are (or were at any time in the past six years) treated as a single employer under Section 414 of the Internal Revenue Code.
          “ERISA Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and maintained, contributed to or required to be contributed to by any ERISA Affiliate and with respect to which any Credit Party has a fixed or contingent liability.
          “ERISA Plan Funding Rules” means the rules in the Internal Revenue Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions to ERISA Plans as set forth in Sections 412, 430 and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA (and as set forth in Section 412 of the Internal Revenue Code and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006).
          “Event of Default” has the meaning given to such term in Section 8.1.
          “Existing Senior Acquisition Indebtedness” means the existing senior secured Indebtedness of any Person acquired by a Credit Party on or before June 30, 2011 (or to be acquired on or before June 30, 2011) pursuant to clause (e) of the definition of Permitted Investments.
          “Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.
          “Fiscal Year” means a twelve-month period ending on December 31 of any year.
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          “Fixed Rate” means the rate of twelve and one-half percent (12.50%) per annum.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “GAAP” means:
          (a) Prior to registration of Parent’s Equity pursuant to the Securities Act, Canadian GAAP or, if required by any applicable securities exchange or Governmental Authority, IFRS GAAP.
          (b) Upon and following the registration of Parent’s Equity pursuant to the Securities Act (or earlier, if Parent so elects), those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of the Credit Parties and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Credit Party or with respect to any Credit Party and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender and Company, Required Lenders and Administrative Agent agree to such change insofar as it affects such calculations and determinations.
          “Governmental Authority” means any federal, state, provincial, municipal, national, tribal, Indian nation, or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, a province of Canada, the United States, Canada, an Indian nation, or a foreign entity or government.
          “Gross Cash Receipts” means all cash revenues and cash receipts of Parent and its Subsidiaries on a Consolidated basis during any Fiscal Quarter from any source or activity (excluding only (a) funds received from sales or issuance of new Equity by Parent, and (b) funds belonging to or received for the credit of third parties, such as royalty, working interest or other interest owners, that are received for transfer or payment to such third parties).
          “Guarantor” means Parent and any Subsidiary of Parent that now or hereafter executes and delivers a Guaranty to Administrative Agent as required herein.
          “Guaranty” means an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Company hereunder, substantially in the form of Exhibit H and satisfactory in all respects to Administrative Agent.
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          “Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.
          “Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices (including basis risk), equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.
          “Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party (but shall take into account all Obligations owing to such Lender Party) as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the maximum rate or amount of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations.
          “Hydrocarbon Interests” means (a) all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and (b) all oil and gas gathering, treating, compression, storage, processing and handling assets of any kind, including all pipelines, wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, processing plants, and other related equipment of any kind.
          “Hydrocarbons” means crude oil, natural gas, condensate, or other liquid or gaseous hydrocarbons.
          “IFRS GAAP” means those generally accepted accounting principles and practices which are as set out in the International Financial Reporting Standards (“IFRS”) adopted by the International Accounting Standards Board (“IASB”). If any change in any accounting principle or practice is required by the IASB (or any successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Credit Party or with respect to any Credit Party and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender and Company, Required Lenders and Administrative Agent agree to such change insofar as it affects such calculations and determinations.
          “Indebtedness” of any Person means Liabilities in any of the following categories:
          (a) Liabilities for borrowed money;
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          (b) Liabilities constituting an obligation to pay the deferred purchase price of property or services;
          (c) Liabilities evidenced by a bond, debenture, note or similar instrument;
          (d) Liabilities that (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);
          (e) Capital Lease Obligations;
          (f) Liabilities arising under conditional sales or other title retention agreements;
          (g) Liabilities owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;
          (h) Indebtedness of others that is secured by a Lien on any asset of such Person, regardless of whether such Indebtedness has been assumed by such Person or is otherwise a Liability of such Person;
          (i) Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;
          (j) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor or with respect to banker’s acceptances;
          (k) Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); or
          (l) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor;
provided however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the incurrence thereof, or if earlier, when due in accordance with its terms, except to the extent that any such Liabilities described in this proviso clause not exceeding the aggregate amount of $500,000 are being contested in good faith
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by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.
          “Indemnitee” means each Lender Party and each director, officer, agent, trustee, attorney, employee, representative and Affiliate of or for any such Person.
          “Independent Company Engineer” means (a) Huddleston & Company, Inc. or (b) any nationally recognized independent petroleum engineering company that is designated by Company with the consent of Administrative Agent.
          “Independent Lender Engineer” means (a) Cawley, Gillespie & Associates, Inc. or (b) any nationally recognized independent petroleum engineering company that is retained by Administrative Agent.
          “Initial Engineering Report” means the reserve engineering report with respect to the Oil and Gas Properties prepared as of December 31, 2009 by the Independent Company Engineer, as reviewed and adjusted by the Independent Lender Engineer.
          “Initial Financial Statements” means (a) Parent’s audited Consolidated annual financial statements as of December 31, 2009 and (b) Parent’s unaudited quarterly Consolidated financial statements as of March 31, 2010.
          “Insurance Advisor” means EnRisk Services, Inc. or another reputable insurance advisor reasonably acceptable to the Required Lenders.
          “Insurance Schedule” means Schedule 3 hereto.
          “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.
          “Investment” means any investment, made directly or indirectly, in any Person, whether by purchase or acquisition of Equity, Indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.
          “Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or Canada or any state, province or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.
          “Lender Parties” means Administrative Agent and all Lenders.
          “Lenders” means Beal Bank Nevada, and its successors and assigns as holders of Notes.
          “Lenders Schedule” means Schedule 4 hereto.
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          “Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.
          “Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an Lender of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.
          “Loans” means the Closing Date Loans and the Additional Loans (if any).
          “Loan Documents” means this Agreement, the Notes, the Security Documents, the Collateral Sharing Agreements, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).
          “Make-Whole Amount” has the meaning given to such term in Section 2.8(e).
          “Material Adverse Change” means a material and adverse change, from the state of affairs presented in the most recently delivered audited financial statements delivered pursuant to Section 6.2(a) (or the Initial Financial Statements until the delivery of such financial statements) or from the state of affairs represented or warranted in any Loan Document, to (a) Company’s or Parent’s Consolidated financial condition, (b) Company’s or Parent’s Consolidated business, assets, operations, properties or prospects, considered as a whole, (c) Company’s ability to timely pay the Obligations, or (d) the enforceability of the material terms of any Loan Document. Representations, warranties or statements that a condition or event “could cause” or “could result in” a Material Adverse Change do not mean that a Material Adverse Change is remotely possible but instead mean that the possibility of a Material Adverse Change exists and that the probability of such Material Adverse Change is more than a remote probability.
          “Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $1,500,000 or more in any Fiscal Year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.
          “Maturity Date” means June 30, 2015.
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          “Modified NPV10” means the sum of:
          (a) with respect to any Proved Developed Producing Reserves attributable to the Eligible Mortgaged Properties, the NPV10 of such Reserves (calculated utilizing 95% of the expected future revenues of Company attributable to such Reserves and 95% of expected expenses (including Direct Taxes, leasehold operating expenses, and capital expenditures)); plus
          (b) with respect to any Proved Developed Non-Producing Reserves attributable to the Eligible Mortgaged Properties, the NPV10 of such Reserves (calculated utilizing 60% of the expected future revenues of Company attributable to such Reserves and 60% of expected expenses (including Direct Taxes, leasehold operating expenses, and capital expenditures)); plus
          (c) with respect to any Proved Undeveloped Reserves attributable to the Eligible Mortgaged Properties, the NPV10 of such Reserves (calculated utilizing 60% of the expected future revenues of Company attributable to such Reserves and 60% of expected expenses, provided that if the Independent Lender Engineer has designated any such Proved Undeveloped Reserves (other than any such reserves in the Plieto Creek Field (California), Ferguson Ranch Field (Wyoming), and Hunt Field (Wyoming)) as “Tier 2” reserves, such calculation will be made utilizing 25% of the expected future revenues of Company attributable to such Reserves and 25% of expected expenses (in each case, including Direct Taxes, leasehold operating expenses, and capital expenditures));
provided, however, that (i) the NPV10 of all Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves included in Modified NPV10 must not exceed the Applicable Non-PDP Percentage of all such Proved Reserves, and (ii) the Modified NPV10 for any particular Proved Developed Non-Producing Reserves or Proved Undeveloped Reserves shall be zero unless such capital is reasonably expected to be available to Company. For purposes of this definition, “Applicable Non-PDP Percentage” means, at the time in question, (a) 50% during the period commencing on the Closing Date through December 31, 2010, (b) 45% during the period commencing on January 1, 2011 through March 31, 2011, and (c) 40% thereafter.
          “Modified Proved Volumes” means the sum of:
          (a) with respect to any Proved Developed Producing Reserves attributable to the Eligible Mortgaged Properties, 95% of the Proved Volumes related to such Reserves; plus
          (b) with respect to any Proved Developed Non-Producing Reserves attributable to the Eligible Mortgaged Properties, 60% of the Proved Volumes related to such Reserves; plus
          (c) with respect to any Proved Undeveloped Reserves attributable to the Eligible Mortgaged Properties, 60% of the Proved Volumes related to such Reserves, provided that if the Independent Lender Engineer has designated any such Proved Undeveloped Reserves (other than any such reserves in the Plieto Creek Field (California), Ferguson Ranch Field (Wyoming), and Hunt Field (Wyoming)) as “Tier 2” reserves, such calculation will be made utilizing 25% of the Proved Volumes related to such “Tier 2” Reserves;
provided, however, that (i) the Proved Volumes of all Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves included in Modified Proved Volumes must not exceed the
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Applicable Non-PDP Percentage of the Proved Volumes of all such Proved Reserves, and (ii) the Modified Proved Volumes for any particular Proved Developed Non-Producing Reserves or Proved Undeveloped Reserves shall be zero unless such capital is reasonably expected to be available to Company. For purposes of this definition, “Applicable Non-PDP Percentage” means, at the time in question, (a) 50% during the period commencing on the Closing Date through December 31, 2010, (b) 45% during the period commencing on January 1, 2011 through March 31, 2011, and (c) 40% thereafter.
          “Moody’s” means Moody’s Investors Service, Inc., or its successor.
          “Mortgage” means each deed of trust or mortgage from time to time given by Company or any Guarantor to secure any of the Obligations, as each may be amended, supplemented or otherwise modified from time to time.
          “Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA.
          “Note” means a promissory note in the form of Exhibit A evidencing one or more Loans, as amended, supplemented or otherwise modified from time to time.
          “NPV10” means, with respect to any Proved Reserves expected to be produced from the Eligible Mortgaged Properties, the net present value of the future net revenues expected to accrue to Company’s interests in such Reserves during the remaining expected economic lives of such Reserves, discounted at 10% per annum. Each calculation of such expected future net revenues shall be made as of the date requested in accordance with the then existing standards of the Society of Petroleum Engineers and Society of Petroleum Evaluation Engineers, provided that in any event:
          (a) appropriate deductions shall be made for (i) Direct Taxes and existing burdens that are Permitted Liens, (ii) leasehold operating expenses, (iii) losses from and expenses of gathering, compression, treating, processing, transportation, and marketing, and (iv) capital expenditures included in the Approved Plan of Development or otherwise approved in writing by Administrative Agent on behalf of Required Lenders (including plugging and abandonment costs and capital expenditures for any additional processing plant capacity and treatment facilities that will be required in order for such Reserves to be produced and sold); and
          (b) the pricing assumptions used in determining NPV10 for any particular Proved Reserves shall be the Agreed Pricing.
NPV10 shall be calculated hereunder in connection with each Engineering Report, either by Company, by Administrative Agent, or by the engineering firm who prepares such Engineering Report; in the event of any conflict, Administrative Agent’s calculation shall be conclusive and final, absent manifest error.
          “NYMEX Pricing” means, as of any date of determination:
          (a) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for the applicable month, and
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          (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for the applicable month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com, or any successor thereto (as such price may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).
          “Obligations” means all Liabilities from time to time owing by any Credit Party to any Lender Party or Indemnitee under or pursuant to any of the Loan Documents. “Obligation” means any part of the Obligations.
          “Oil and Gas Properties” means all Hydrocarbon Interests that are, at the time in question, owned by any of the Credit Parties.
          “Parent” means NiMin Energy Corp., an Alberta corporation.
          “Participant” has the meaning given to such term in Section 10.6(c).
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Percentage Share” means, with respect to any Lender (a) when used in Section 2.1 or Section 2.2, in any Borrowing Notice or when no Loans are outstanding hereunder, the percentage set forth below such Lender’s name on Lenders Schedule, and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question, by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time.
          “Permitted Investments” means
          (a) Cash Equivalents;
          (b) normal and prudent extensions of credit by the Credit Parties to their customers for buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner and in no event shall the payment terms therefor exceed 30 days after the delivery of such goods or the rendition of such services;
          (c) Investments in Equity in any Person that is a Subsidiary of Parent prior to the making of such Investments or that, in full compliance herewith, is being formed or acquired by Parent as a new Subsidiary;
          (d) loans from Parent to one of its Subsidiaries, provided that the borrowing of such loan is permitted under Section 7.1; and
          (e) the purchase or other acquisition of all of the Equity in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by Company or one or more of its wholly-owned Subsidiaries (including as a result of a
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merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this clause (e):
     (i) any such newly-created or acquired Subsidiary shall immediately comply with the requirements of Sections 6.17 and 6.18;
     (ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of Parent and its Subsidiaries in the ordinary course;
     (iii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of Parent and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of Parent or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by the principal executive officer or principal financial officer of such Person);
     (iv) the total cash and noncash consideration (including the fair market value of all Equity issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of Company and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of Company and its Subsidiaries for all other purchases and other acquisitions made by Company and its Subsidiaries pursuant to this clause (e), shall not exceed $200,000,000;
     (v) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Parent and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Sections 7.12, 7.13, and 7.14, such compliance to be determined on the basis of the financial information most recently delivered to Administrative Agent and Lenders pursuant to Section 6.2(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and
     (vi) Company shall have delivered to Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of principal executive officer or principal financial officer of Company, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (e) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.
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          “Permitted Liens” means:
          (a) statutory Liens for taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
          (b) landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens that do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;
          (c) easements, servitudes, and minor defects and irregularities in title to any property, so long as such easements, servitudes, defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;
          (d) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding Indebtedness or appeal bonds) incurred in the ordinary course of business and not constituting Indebtedness;
          (e) Liens under the Security Documents;
          (f) with respect only to property subject to any particular Security Document, additional Liens burdening such property that are expressly allowed by such Security Document; and
          (g) (i) Liens on fixed or capital assets acquired, constructed or improved by Company or its Subsidiaries; provided, that (A) such Liens secure Indebtedness permitted under Section 7.1(c), (B) such Liens and the Indebtedness secured thereby are incurred substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets or within 180 days thereafter, (C) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (D) the amount of Indebtedness secured thereby is not more than 100% of the purchase price, and (ii) Liens in the nature of precautionary financing statements filed against leased property by lessors holding Capital Lease Obligations included in Indebtedness permitted under Section 7.1.
          “Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, Governmental Authority, or any other legally recognizable entity.
          “Plan” any employee benefit plan (as defined in Section 3(3) of ERISA) established by a Credit Party and any ERISA Plan.
          “Prepayment Notice” means a Prepayment Notice in the form of Exhibit C.
          “Projected PDP Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) from properties and interests
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owned by the Credit Parties that are located in or offshore of the United States and that have attributable to them Proved Developed Producing Reserves, as such production is projected in the Engineering Report most recently delivered, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such Engineering Report but that are reflected in a separate or supplemental reserve engineering report meeting the requirements of Section 6.2(l), and otherwise are satisfactory to Administrative Agent, provided that in no event will production from any oil or gas well be included in Projected PDP Oil and Gas Production until such well has a production history of at least 90 consecutive days (or such shorter period mutually acceptable to Company and Administrative Agent) and the Independent Lender Engineer has confirmed its agreement that such production constitutes Proved Developed Producing Reserves.
          “Proved Collateral Coverage Ratio” means the quotient of (i) the Total Modified NPV10 with respect to all Proved Reserves attributable to the Eligible Mortgaged Properties, divided by (ii) Consolidated Funded Debt. In calculating the Proved Collateral Coverage Ratio with respect to any date, such Modified NPV10 shall be derived from the Engineering Report prepared as of such date (or, if no such Engineering Report is to be prepared as of such date, the then most recent Engineering Report), and Consolidated Funded Debt shall be calculated as of such date after giving effect to any Borrowings made on such date.
          “Proved Reserves” means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.
          “Proved Volumes” means, with respect to any Proved Reserves expected to be produced from the Eligible Mortgaged Properties, the Barrels of Oil Equivalent of the future production of oil and gas expected to accrue to Company’s interests in such Proved Reserves during the remaining expected economic lives of such Proved Reserves. Each calculation of such expected future production shall be made as of the date requested in accordance with the then existing standards of the Society of Petroleum Engineers and Society of Petroleum Evaluation Engineers, provided that in any event the calculation of Proved Volumes will be based upon the following:
          (a) appropriate deductions shall be made for (i) Direct Taxes and existing burdens that are Permitted Liens, (ii) leasehold operating expenses, (iii) losses from and expenses of gathering, compression, treating, processing, transportation, and marketing, and (iv) associated capital expenditures (including plugging and abandonment costs and capital expenditures for any additional processing plant capacity and treatment facilities that will be required in order for such Reserves to be produced and sold);
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          (b) the pricing assumptions used in determining Proved Volumes for any particular Proved Reserves shall be the Agreed Pricing; and
          (c) leasehold operating expenses and capital expenditures in the most recently delivered Engineering Report will be escalated at the then current inflation rate.
Proved Volumes shall be calculated hereunder in connection with each Engineering Report, either by Company, by Administrative Agent, or by the engineering firm who prepares such Engineering Report; in the event of any conflict, Administrative Agent’s calculation shall be conclusive and final, absent manifest error.
          “Proved Volume Coverage Ratio” means the quotient of (i) the Total Risked Volumes with respect to all Proved Reserves attributable to the Eligible Mortgaged Properties multiplied by $13.00 per BOE, divided by (ii) Consolidated Funded Debt. In calculating the Proved Volume Coverage Ratio with respect to any date, such Total Risked Volumes shall be derived from the Engineering Report prepared as of such date (or, if no such Engineering Report is to be prepared as of such date, the then most recent Engineering Report), and Consolidated Funded Debt shall be calculated as of such date after giving effect to any Borrowings made on such date.
          “Quarterly Payment Date” means the last Business Day of each calendar quarter.
          “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Remaining Scheduled Interest Payments” has the meaning given to such term in Section 2.8(e).
          “Required Lenders” means Lenders whose aggregate Percentage Shares exceed fifty percent (50.0%).
          “Reserves” means estimated volumes of crude oil, condensate, natural gas, natural gas liquids, and associated substances anticipated to be commercially recoverable from known accumulations from a given date forward, under then existing economic conditions, by established operating practices, and under current government regulations. Reserve estimates are based on interpretation of geologic or engineering data available at the time of the estimate. Reserves do not include volumes of crude oil, condensate, natural gas, or natural gas liquids that have been produced (whether held in tanks, pipelines, processing plants, or in a formation or aquifer that is being used for storage).
          “S & P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.
          “Scheduled Quarterly Principal Payment” means, with respect to any Quarterly Payment Date beginning with June 29, 2012, and on each Quarterly Payment Date thereafter until the
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Maturity Date, an amount of principal of the Loans that corresponds to such Quarterly Payment Date as follows:

Quarterly Payment Date	Principal Prepayment Amount
June 29, 2012 through March 31, 2014	An amount equal to 3.75% (which percentage shall be increased to 5.0% if an Event of Default exists on any such date and shall be without limitation of any other remedies of the Lender Parties) of the aggregate amount of the Loans made by the Lenders since the Closing Date

June 30, 2014 and thereafter	An amount equal to 5.0% of the aggregate amount of the Loans made by the Lenders since the Closing Date
“Secured Hedging Obligations” means all obligations arising from time to time under Hedging Contracts entered into from time to time between any Credit Party and a Secured Third Party Hedge Counterparty, provided that if such Secured Third Party Hedge Counterparty ceases to be a party to a Collateral Sharing Agreement and therefore ceases to be a Secured Third Party Hedge Counterparty, the Secured Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at or prior to the time such counterparty was a Secured Third Party Hedge Counterparty and shall not include any obligations arising from any transaction entered into after such counterparty ceases to be a Secured Third Party Hedge Counterparty.
          “Secured Obligations” means all Obligations and all Secured Hedging Obligations.
          “Secured Third Party Hedge Counterparty” means BP Corporation North America Inc. and any other Person satisfactory to Administrative Agent in its discretion that is a counterparty of any Credit Party to a Hedging Contract, in each case only if that counterparty has executed and delivered a Collateral Sharing Agreement.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Security Documents” means the instruments and agreements listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, account control agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Credit Party to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations or the performance of any Credit Party’s other duties and obligations under the Loan Documents, excluding any Separate Hedge Guaranty.
          “Security Schedule” means Schedule 2 hereto.
          “Separate Hedge Guaranty” means any guaranty provided to an Approved Counterparty by Parent or another Credit Party (other than Company), so long as such guaranty is either unsecured or is secured only by the Security Documents.
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          “Settlement Date” has the meaning given to such term in Section 2.8(e).
          “Subordinated Debt” means all unsecured Indebtedness of the Credit Parties on a Consolidated basis for money borrowed that is (a) incurred with the written approval of Required Lenders and (b) subordinated, upon terms satisfactory to Administrative Agent and Required Lenders in their discretion, in right of payment to the payment in full in cash of all Secured Obligations.
          “Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization that is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person.
          “Terminated Indebtedness” means all Indebtedness owed by the Credit Parties to Ionic Capital Corp. (including interest and fees thereon) that is contemporaneously herewith being paid in full by Company and extinguished.
          “Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than such a reportable event for which the 30-day notice requirement has been waived, or (b) the withdrawal by any ERISA Affiliate from an ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, or (f) any failure by any ERISA Plan to satisfy the ERISA Plan Funding Rules, whether or not waived, or (g) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan, the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any ERISA Plan, or (h) a determination that any ERISA Plan is, or is expected to be, an at-risk plan (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) and the funding target attainment percentage (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) for such plan is, or is expected to be, less than 60 percent, or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any ERISA Affiliate.
          “Total Modified NPV10” means the sum of the Modified NPV10s for all Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves attributable to Eligible Mortgaged Properties of the Credit Parties, as determined by Administrative Agent from the Engineering Report most recently prepared as of such time.
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          “Total Risked Volumes” means the sum of the Modified Proved Volumes for all Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves attributable to Eligible Mortgaged Properties of the Credit Parties, as determined by Administrative Agent from the Engineering Report most recently prepared as of such time.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
          Section 1.2. Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.
          Section 1.3. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.
          Section 1.4. References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections, definitions and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections, definitions and other subdivisions of this Agreement unless expressly provided otherwise. Exhibits and Schedules to any Loan Document shall be deemed incorporated by reference in such Loan Document. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”. Except as expressly provided otherwise, references to a Person’s “discretion” means its sole and absolute discretion. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.
          Section 1.5. Calculations and Determinations. All calculations under the Loan Documents of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All calculations of interest made under the Loan
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Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate. Each determination by a Lender Party of amounts to be paid under Article III or any other matters that are to be determined hereunder by a Lender Party shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Required Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.
          Section 1.6. Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.
          Section 1.7. Permitted Security. Notwithstanding any other provision of the Loan Documents, any reference in any of the Loan Documents to a Lien which is permitted thereunder is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Lien permitted thereunder.
ARTICLE II — The Loans
          Section 2.1. Loans; Notes.
          (a) Subject to the terms and conditions hereof, each Lender severally agrees to make a single loan to Company (collectively, the “Closing Date Loans”) on the Closing Date in an amount equal to such Lender’s Commitment. All Closing Date Loans made simultaneously by the Lenders in accordance with their respective Percentage Shares shall constitute a Borrowing. The obligation of Company to repay to each Lender the aggregate amount of the Closing Date Loan made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single Note payable to the order of such Lender in the form of Exhibit A with appropriate insertions.
          (b) In the event that Lenders agree to increase their aggregate Commitments hereunder pursuant to a Commitment Increment under Section 2.9, then subject to the terms and conditions hereof, each Lender severally agrees to make a single loan to Company (collectively, the “Additional Loans”) on the effective date of any such Commitment Increment in an amount equal to such Lender’s Percentage Share of such Commitment Increment. All Additional Loans (if any) made by the Lenders on or about the same date in accordance with their respective Percentage Shares shall constitute a Borrowing. The obligation of Company to repay to each Lender the aggregate amount of all Additional Loans (if any) made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single Note payable to the order of such Lender in the form of Exhibit A with appropriate insertions.
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          Section 2.2. The Notes. The amount of principal owing on any Note of any Lender at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein. Each Note shall be due and payable as provided herein, and shall be due and payable in full on the Maturity Date. Company may not borrow, repay, and reborrow hereunder or under the Notes.
          Section 2.3. Requests for Loans. Company must give to Administrative Agent written or electronic notice of any requested Borrowing of new Loans to be advanced by Lenders in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed. Each such notice constitutes a “Borrowing Notice” hereunder and must (a) specify the aggregate amount of any such Borrowing of new Loans and the date on which such Loans are to be advanced; and (b) be received by Administrative Agent not later than 11:00 a.m., Las Vegas, Nevada time, on the 5th Business Day preceding the day on which any such Loans are to be made. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Company, minus the fees and discounts due and payable to Administrative Agent or Lenders on the date thereof pursuant to Section 2.5. The failure of any Lender to make any new Loan to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its new Loan, but no Lender shall be responsible for the failure of any other Lender to make any new Loan to be made by such other Lender.
          Section 2.4. Use of Proceeds. Company will use the proceeds of all Loans as follows: (a) to pay in full the Terminated Indebtedness, (b) pay the fees described in Section 2.5, (c) to fund the Approved Plan of Development, (d) to pay up to $1,800,000 of closing expenses, costs and fees, and (e) to make other expenditures from time to time approved by Administrative Agent. In no event shall the funds from any Loan be used directly or indirectly by any Person (y) for personal, family, household or agricultural purposes, or (z) for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock.
          Section 2.5. Interest Rates; Fees.
          (a) Interest Rate; Default Rate. Each Note shall bear interest on each day outstanding at the Fixed Rate, provided that if an Event of Default shall have occurred and be continuing, all outstanding Notes (and all past due interest thereon) shall bear interest at the Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date on which Required Lenders shall elect for the Notes to bear interest at the Fixed Rate.
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          (b) Interest Payment Dates. On each Quarterly Payment Date (commencing with June 30, 2010), Company shall pay all interest then accrued on the Notes in immediately available funds.
          (c) Placement Fees. Company will pay to Administrative Agent, for the account of the Lenders (in accordance with their respective Percentage Shares) (i) a fee equal to 1.0% of the aggregate Commitments on the Closing Date (payable on the Closing Date) and (ii) a fee equal to 1.0% of the aggregate amount of any increase in the Commitments (which fee shall be earned and payable upon the funding of Loans in respect of any such increase). These fees shall be paid by Company from the proceeds of the Loans.
          (d) Commitment Fee. In consideration of each Lender’s commitment to make Loans, Company will pay to the Lenders (in accordance with their respective Percentage Shares) a commitment fee equal to 1.0% of the aggregate Commitments on the Closing Date, which is to be paid to Administrative Agent, for the several accounts of the Lenders. In consideration of each Lender’s commitment (if any) to make Additional Loans, Company will pay to the Lenders (in accordance with their respective Percentage Shares) a commitment fee equal to 1.0% of any increase in the Commitments (which fee shall be earned and payable on the effective date of any such increase). These fees shall be paid by Company from the proceeds of the Loans.
          (e) Commercial Loan Discount. In consideration of each Lender’s commitment to make Loans, Company hereby agrees that Administrative Agent (for the account of Lenders in accordance with their respective Percentage Shares) shall be entitled to receive a commercial loan discount (i) equal to 7.5% of the aggregate Commitments on the Closing Date (payable on the Closing Date), and (ii) equal to 7.5% of the aggregate amount of any increase in the Commitments (which shall be earned upon the funding of Loans in respect of any such increase and paid by Company by deduction from the proceeds of such Loans).
          Section 2.6. Collateral Account.
          (a) Establishment of Collateral Account; Rules for Application.
     (i) Company shall establish and maintain at its expense the Collateral Account pursuant to the Collateral Account Agreement.
     (ii) The Credit Parties shall deposit or cause to be deposited into the Collateral Account all Gross Cash Receipts (other than proceeds of Loans paid by wire transfer pursuant to instructions provided by Company to Administrative Agent in any Borrowing Notice) from and after the Closing Date through the date on which all Obligations are paid in full.
     (iii) Prior to its receipt of a Notice of Exclusive Control (defined below), Company may instruct the Collateral Account Bank to transfer or disburse amounts from the Collateral Account to Company’s operating account from time to time for use and application in the ordinary course of Company’s business, subject to the terms and provisions of this Agreement. Administrative Agent may at any time during the continuance of a Default determine to exercise exclusive dominion and control over the Collateral Account, and, upon receipt of notice from Administrative Agent of such
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determination (a “Notice of Exclusive Control”), Company shall cease giving the instructions described in the preceding sentence to the Collateral Account Bank. During the time when a Notice of Exclusive Control is in effect, Administrative Agent shall, subject to the provisions of subsection (a)(v) below, transfer or disburse amounts from the Collateral Account to Company’s operating account (or, in Administrative Agent’s discretion, directly to the Persons entitled to receive payment of such amounts) from time to time for use in the ordinary course of Company’s business, subject to the terms and provisions of this Agreement.
     (iv) After the occurrence of an Event of Default under any Loan Document or Company’s failure to comply with the terms of this Section 2.6, Administrative Agent may, at its option, from time to time apply all sums in the Collateral Account to the reduction of outstanding Obligations and need not comply with any request of Company for funds to be released from the Collateral Account.
     (v) Upon termination of this Agreement, Administrative Agent shall cease to have any rights with respect to amounts remaining in the Collateral Account.
          (b) Notice. Not later than 5 Business Days after the initial Borrowing and at all times thereafter, each Credit Party shall send a notice, substantially in form acceptable to Administrative Agent, to all existing or new purchasers of Hydrocarbons produced from such Credit Party’s Oil and Gas Properties, directing them to forward all amounts payable to such Credit Party directly to the Collateral Account at the address of the Collateral Account Bank. The failure of such purchasers to comply with any such notice shall not constitute a Default hereunder by any Credit Party, provided that (i) such purchaser’s failure to comply with such notice is not done at the request of Company or any Affiliate of Company, and (ii) each Credit Party (and its Affiliates) shall forward all amounts received from such purchaser to the Collateral Account by the second Business Day after such Credit Party’s or its Affiliate’s receipt thereof.
          (c) Acknowledgments. Company hereby acknowledges that:
     (i) Each Credit Party has granted and assigned to Administrative Agent a first priority, perfected security interest in the Collateral Account, all funds therein and all proceeds thereof pursuant to the Collateral Account Banks Agreements; and
     (ii) No Credit Party shall be permitted to withdraw, transfer or disburse any funds from the Collateral Account except in accordance with the terms hereof, the Collateral Account Bank Agreements and each other Loan Document.
          (d) Authority to Act. Each Credit Party hereby authorizes Administrative Agent to take the following actions (whether acting in the name of Administrative Agent, or Lenders, or as Company’s attorney-in-fact, with full power of substitution): (i) to execute or file any financing statement, continuation statement, instrument of further assurance, direction, or agreement to more effectively exercise and protect the Lender Parties’ rights in the Collateral Account or (ii) to perfect, continue or confirm the provisions of this Section 2.6, any agreement entered into by Company, Administrative Agent and the Collateral Account Bank, or the security
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interest granted in the Collateral Account. This power, being coupled with an interest, shall be irrevocable until all amounts due in connection with the Notes have been paid in full.
          Section 2.7. Mandatory Prepayments.
          (a) On each Quarterly Payment Date, beginning with June 29, 2012, and on each Quarterly Payment Date thereafter to and including the Quarterly Payment Date immediately preceding the Maturity Date, Company shall (unless otherwise specified in writing by Administrative Agent) make a principal payment in respect of the Notes in an aggregate amount equal to the Scheduled Quarterly Principal Payment. If any principal or interest amount payable under the Notes remains outstanding at the Maturity Date, such amount will be paid in full by Company to Lenders in immediately available funds on the Maturity Date. The payments required under this subsection (a) shall be made without Make-Whole Amount. Except with respect to any mandatory payments described in the following subsection (b), Make Whole Amount or Prepayment Premium (as applicable) is required to be paid with all other payments, of principal on the Notes prior to the Maturity Date, any optional prepayments made under Section 2.8, and any payments made following acceleration of the Notes pursuant to Section 8.1.
          (b) If the Required Lenders shall, in their discretion, approve the sale or other transfer of any Oil and Gas Property requested by Company, then (unless otherwise specified in such consent) Company shall make a payment in respect of the Notes in an amount equal to the sales proceeds received by the Credit Parties from such sale or other transfer, net only of reasonable out-of-pocket costs of such sale or transfer that are paid to non-Affiliates of Company and approved by Administrative Agent. The payments required under this subsection (b) shall be made without Make-Whole Amount or Prepayment Premium.
          (c) If a Change of Control occurs, Company will give prompt notice thereof to Administrative Agent and Lenders, and Required Lenders will have the option, as provided below, to require Company to repay all or any part of the Loans in cash in an amount (the “Change of Control Repayment Amount”) equal to 100% of the aggregate unpaid principal amount of the Loans to be repaid plus a prepayment premium equal to 2% of such aggregate unpaid principal amount plus accrued and unpaid interest to the date of repayment. Within 60 days following receipt of the Company’s notice of such Change of Control, Administrative Agent will give written notice to Company as to whether or not Required Lenders are electing to exercise such option on behalf of all Lenders. If Required Lenders elect to exercise such option, or if Administrative Agent fails to give written notice of the Required Lenders’ election whether or not to exercise such option within such 60 day period, Company will pay the Change of Control Repayment Amount to Administrative Agent, on behalf of Lenders, within 15 days after receipt of Administrative Agent’s written notice of exercise (or, if Administrative Agent fails to so provide such written notice, within 15 days after the end of such 60 day period). If Administrative Agent provides written notice to Company that Required Lenders are electing not to exercise such option, the Lenders’ option will terminate (unless and until a later Change of Control occurs).
          (d) If any principal or interest amount payable under the Notes remains outstanding at the Maturity Date, such amount will be paid in full by Company to Lenders in immediately available funds on the Maturity Date.
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          Section 2.8. Optional Prepayments.
          (a) Company may, at its option, upon notice as provided below, prepay all or any part of the Loans, on any date that occurs after the Closing Date and on or before June 30, 2012, at 100% of the principal amount so prepaid, provided that:
     (i) such prepayment must occur on a Business Day,
     (ii) any partial payment of the Loans must not be less than $2,500,000 in the aggregate for all Loans then outstanding,
     (iii) each such prepayment of principal shall be accompanied by all interest accrued on such principal to the date of prepayment and by the Make-Whole Amount determined for the prepayment date with respect to such prepayment of principal, and
     (iv) Company must give each Lender Party written notice as provided in subsection (c) below of each prepayment under this section.
          (b) Company may, at its option, upon notice as provided below, prepay all or any part of the Loans, on any date that occurs after June 30, 2012, an amount equal to 100% of the aggregate unpaid principal amount of the Loans to be prepaid plus a prepayment premium equal to 100% of the principal amount so prepaid times the percentage set forth in the following table opposite the same time period in which such prepayment occurs (the “Prepayment Premium”):

Time Period	Percentage
July 1, 2012 through June 30, 2013	2.0%
Thereafter	0.0%
provided that:
     (i) such prepayment must occur on a Business Day,
     (ii) any partial payment of the Loans must not be less than $2,500,000 in the aggregate for all Loans then outstanding,
     (iii) each such prepayment of principal shall be accompanied by all interest accrued on such principal to the date of prepayment and by the Prepayment Premium determined for the prepayment date with respect to such prepayment of principal, and
     (iv) Company must give each Lender Party written notice as provided in subsection (c) below of each prepayment under this section.
          (c) Each such notice pursuant to subsection (a) or (b) above shall be in the form of Exhibit C, duly completed, given not less than 30 days and not more than 45 days prior to the date fixed for such prepayment and shall specify (1) the Business Day on which such prepayment will be made, (2) the aggregate principal amount of the Loans to be prepaid, and (3) the interest and Make-Whole Amount or Prepayment Premium (as applicable) to be paid on the
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prepayment date with respect to such principal amount being prepaid. Upon the giving of such notice, the principal to be prepaid as described therein shall become due and payable, along with the applicable interest and Make-Whole Amount or Prepayment Premium (as applicable), on the prepayment date specified in such notice.
          (d) Any principal prepaid pursuant to subsection (a), (b), or (f) of this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment, and until the Notes have been paid in full the mandatory prepayments required under Section 2.7(a) shall not be reduced. Each such prepayment of Loans shall be allocated among all Lenders in proportion to their unpaid Loans.
          (e) In determining any Make-Whole Amount, the following terms shall have the following meanings:
     “Make-Whole Amount” means, with respect to any Note, an amount equal to the Discounted Value of the Remaining Scheduled Interest Payments with respect to the Called Principal of such Note, provided that such amount shall in no event be less than zero, plus (b) 3.0% of the amount of the Called Principal.
     “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 2.8(a) or has become or is declared to be immediately due and payable pursuant to Section 8.1, as the context requires.
     “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Interest Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Current Federal Funds Rate with respect to such Called Principal.
     “Current Federal Funds Rate” means, with respect to the Called Principal of any Note, the yield to maturity implied by the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding the date of determination, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent. The Current Federal Funds Rate shall be rounded to two decimal places.
     “Remaining Scheduled Interest Payments” means, with respect to the Called Principal of any Note, all payments of interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called
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Principal were made prior to the Maturity Date other than a proportionate part of the Scheduled Quarterly Principal Payment due on each Quarterly Payment Date.
     “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 2.8(a) or has become or is declared to be immediately due and payable pursuant to Section 8.1, as the context requires.
          (f) Until the payment in full of all Obligations, each Credit Party hereby agrees with the Lender Parties that, with respect to any additional financings sought by such Credit Party to refinance Existing Senior Acquisition Indebtedness (an “Acquisition Refinancing”), such Credit Party will provide Lender Parties with the first opportunity to provide such Acquisition Refinancing. Company shall provide written notice to Administrative Agent of any Acquisition Refinancing sought by a Credit Party (a “Refinancing Notice”), who shall promptly provide a copy of such notice to the other Lender Parties. Administrative Agent shall notify Company of the election by one or more Lender Parties to exercise its right to provide such Acquisition Refinancing within 30 Business Days after Administrative Agent receives such Refinancing Notice. During such 30 Business Day period, the Credit Parties will provide Lender Parties with access to all relevant cost estimates, financial data, and any other information as may be requested by a Lender Party in order to permit each Lender Party to evaluate the proposed Acquisition Refinancing, the creditworthiness of the proposed borrower(s) and guarantor(s), and the proposed collateral package and to permit the Lender Parties to evaluate and determine whether to provide such Acquisition Refinancing. In the event that one or more of the Lender Parties elects to provide such Acquisition Refinancing during such 30 Business Day Period by written notice to Company of the material terms and conditions thereof (the “Lender Refinancing Proposal”), then Company must affirmatively accept or reject such Lender Refinancing Proposal in writing within 10 Business Days after its receipt of such written notice. In the event that Company rejects such Lender Refinancing Proposal within such 10 Business Day period, then Company may, at its option, upon notice provided below in this subsection (f), prepay all (but not less than all) of the Loans in cash in an amount equal to 100% of the aggregate unpaid principal amount of the Loans to be repaid plus a prepayment premium equal to 2% of such aggregate unpaid principal amount plus accrued and unpaid interest to the date of repayment and all other Obligations that are then payable with (and only with) the proceeds of an alternative financing from a financing source that is not an Affiliate of any Credit Party, without the payment of the Prepayment Premium or Make-Whole Amount; provided that (i) any such prepayment must be made pursuant to the applicable provisions of this Agreement, (ii) no such prepayment may be made after the date that is the earlier of (x) 60 days immediately following such rejection and (y) June 30, 2011, and (iii) the “all in” pricing with respect to such alternative financing must be at least 2.0% (calculated on a per annum basis) cheaper than the “all in” pricing contained in the Lender Refinancing Proposal, as determined by Administrative Agent in its reasonable discretion. In the event that no Lender Party Refinancing Proposal is delivered to Company as provided above in this subsection (f) within the 30 Business Day Period described above, then Company may, at its option, upon notice provided below in this subsection (f), prepay all (but not less than all) of the Loans in cash in an amount equal to 100% of the aggregate unpaid principal amount of the Loans to be repaid plus a prepayment premium equal to 2% of such aggregate unpaid principal amount plus accrued and unpaid interest to the date of repayment and all other Obligations that are then payable with (and only with) the proceeds of an
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alternative financing from a financing source that is not an Affiliate of any Credit Party, without the payment of the Prepayment Premium or Make-Whole Amount; provided that (i) any such prepayment must be made pursuant to the applicable provisions of this Agreement, and (ii) no such prepayment may be made after the date that is 90 days after the expiration of the 30 Business Day Period. For the avoidance of doubt, all other optional prepayments of the Loans (including, in the event that a Lender Refinancing Proposal is timely delivered to Company as provided above in this subsection (f), any optional prepayment with any such proceeds from an alternative financing source that does not meet the pricing criteria specified in clause (iii) in the proviso of the preceding sentence) must be made in accordance with Section 2.8(a) and (b), including the payment of Make-Whole Amount or Prepayment Premium (as applicable). Any prepayment notice pursuant to this subsection (f) shall be in the form of Exhibit C, duly completed, given not less than 10 days and not more than 30 days prior to the date fixed for such prepayment. Upon the giving of such notice, the principal to be prepaid as described therein shall become due and payable, along with the applicable interest and all other Obligations that are then payable, on the prepayment date specified in such notice. No Credit Party will agree, directly or indirectly, to any restriction with any Person that limits the ability of a Lender Party to consummate a proposed financing with any Credit Party. It is expressly understood and agreed that Lenders have no obligation to increase their Commitments or provide any requested Acquisition Refinancing and that any such determination will be made in the exercise of their discretion.
          Section 2.9. Increase to Commitments. If Company requests Lenders to increase their Commitments to an amount that does not exceed the aggregate amount of $75,000,000 and Lenders agree to do so in the exercise of their discretion, then the amount of such increase, if any, will be confirmed to Company in writing as an additional Commitment Increment hereunder. As part of making any such request, Company will (a) certify to the Lender Parties that no Default or Event of Default then exists, and (b) deliver to the Lender Parties such information concerning their business, assets, operations, properties or prospects as Administrative Agent or any Lender may request. It is expressly understood and agreed that Lenders have no obligation to increase their Commitments and that any such determination will be made in the exercise of their discretion.
ARTICLE III — Payments to Lenders
          Section 3.1. General Procedures. Company will make each payment that it owes under the Loan Documents to Administrative Agent for the account of the Person to whom such payment is owed, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than 10:00 a.m. (local time at the designated place of payment) on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case
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of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows:
          (a) first, for the payment of all Obligations that are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Administrative Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);
          (b) then for the prepayment of amounts owing under the Loan Documents (other than principal of the Loans) if so specified by Company;
          (c) then for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and
          (d) last, for the payment or prepayment of any other Obligations.
All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Section 2.5. All distributions of amounts described in any of subsections (b), (c) or (d) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties that are described in such subsection; provided that if any Lender then owes payments to Administrative Agent under Section 9.4, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to Administrative Agent to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.
          Section 3.2. Payment of Interest. On each Quarterly Payment Date, Company shall pay the interest then accrued on the Loans in full in immediately available funds.
          Section 3.3. Place of Payment. Payments becoming due and payable on the Notes and under the other Loan Documents shall be made by wire transfer to a bank and account located in the State of Nevada specified by Administrative Agent. Administrative Agent may at any time, by notice to Company, change the place of payment of any such payments so long as such place of payment shall be in the State of Nevada.
          Section 3.4. Capital Reimbursement. If either (a) the introduction or implementation after the date hereof of or the compliance with or any change after the date hereof in or in the interpretation of any Law regarding capital adequacy, or (b) the introduction or implementation after the date hereof of or the compliance with any request, directive or guideline issued after the date hereof from any central bank or other Governmental Authority (whether or not having the force of Law) regarding capital requirements has or would have the effect of reducing the rate of return on any Lender Party’s capital, or on the capital of any corporation controlling such Lender Party, as a consequence of the Loans made by such Lender Party, to a level below that which such Lender Party or such corporation could have achieved but for such change (taking into
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consideration such Lender Party’s policies and the policies of any such corporation with respect to capital adequacy), then from time to time Company will pay to Administrative Agent for the benefit of such Lender Party, within three Business Days after demand therefor by such Lender Party, such additional amount or amounts that such Lender Party shall determine to be appropriate to compensate such Lender Party for such reduction.
          Section 3.5. Reimbursable Taxes. Company covenants and agrees that:
          (a) Company will indemnify each Lender Party against and reimburse each Lender Party for all present and future income, stamp and other taxes, levies, costs and charges whatsoever imposed, assessed, levied or collected on or in respect of this Agreement or any Loans (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, (i) taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which it is organized or otherwise resides for tax purposes or maintains the office, branch, or agency through which it administers this Agreement, (ii) with respect to each Lender Party, taxes imposed by reason of any present or former connection between such Lender Party and the jurisdiction imposing such taxes, other than solely as a result of this Agreement or any Note or any transaction contemplated hereby, and (iii) any United States withholding tax imposed on any payment by Company pursuant to this Agreement or under any Loans, but not excluding any portion of such tax that exceeds the United States withholding tax that would have been imposed on such a payment to such Lender Party under the laws and treaties in effect when such Lender Party first becomes a party to this Agreement (all such non-excluded taxes, levies, costs and charges being collectively called “Reimbursable Taxes”). Such indemnification shall be on an after-tax basis and paid within 3 Business Days after a Lender Party makes demand therefor.
          (b) All payments on account of the principal of, and interest on, each Lender Party’s Loans and Note, and all other amounts payable by Company to any Lender Party hereunder, shall be made in full without set-off or counterclaim and shall be made free and clear of and without deductions or withholdings of any nature by reason of any Reimbursable Taxes, all of which will be for the account of Company. In the event of Company being compelled by Law to make any such deduction or withholding from any payment to any Lender Party, Company shall pay on the due date of such payment, by way of additional interest, such additional amounts as are needed to cause the amount receivable by such Lender Party after such deduction or withholding to equal the amount that would have been receivable in the absence of such deduction or withholding. If Company should make any deduction or withholding as aforesaid, Company shall within 60 days thereafter forward to such Lender Party an official receipt or other official document evidencing payment of such deduction or withholding.
          (c) Notwithstanding the foregoing provisions of this section, Company shall be entitled, to the extent it is required to do so by Law, to deduct or withhold (and not to make any indemnification or reimbursement for) income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Lender Party, other than a Lender Party (i) who is a U.S. person for Federal income tax purposes or (ii) who has the Prescribed Forms on file with Administrative Agent (with copies provided to Company) for the applicable year to the extent deduction or withholding of such taxes is not
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required as a result of the filing of such Prescribed Forms, provided that if Company shall so deduct or withhold any such taxes, it shall provide a statement to Administrative Agent and such Lender Party, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation that such Lender Party may reasonably request for assisting such Lender Party to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Lender Party is subject to tax. As used in this section, “Prescribed Forms” means such duly executed forms or statements, and in such number of copies, which may, from time to time, be prescribed by Law and which, pursuant to applicable provisions of (x) an income tax treaty between the United States and the country of residence of the Lender Party providing the forms or statements, (y) the Internal Revenue Code, or (z) any applicable rules or regulations thereunder, permit Company to make payments hereunder for the account of such Lender Party free of such deduction or withholding of income or similar taxes.
ARTICLE IV — Conditions Precedent to Lending
          Section 4.1. Closing Date Conditions. The obligation of any Lender to make its Loan hereunder is subject to the satisfaction, or waiver in accordance with Section 10.1, of the following conditions on or before the Closing Date:
          (a) Closing Documents. Administrative Agent shall have received all of the following, duly executed and delivered and in form, substance and date satisfactory to Administrative Agent:
     (i) this Agreement and any other documents that Lenders are to execute in connection herewith.
     (ii) a Note for each Lender in the form set forth in Exhibit A.
     (iii) each Security Document listed in the Security Schedule.
     (iv) the following certificates of Company and Parent:
     (A) An “Omnibus Certificate” of the Secretary and of the President of Company, which shall contain the names and signatures of the officers or representatives authorized to execute Loan Documents to which it is a party and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the Board of Directors and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents to which it is a party delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents and all amendments thereto, certified by the appropriate official of the state or province of organization, and (3) a copy of the bylaws; and
     (B) A “Compliance Certificate” of the President of Company, of even date with such Loan, in which such officer certifies to the satisfaction of the conditions set out in Section 4.2.
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     (v) a certificate (or certificates) of the due formation, valid existence and good standing of Company in its state of organization, issued by the appropriate authorities of such jurisdiction, and certificates of Company’s good standing and due qualification to do business, issued by appropriate officials in any states in which Company owns property subject to Security Documents.
     (vi) documents similar to those specified in subsections (iv)(A) and (v) of this subsection with respect to Parent and each Guarantor.
     (vii) a solvency certificate of Company and Parent in the form set forth in Exhibit F, dated the Closing Date and confirming solvency after giving effect to the consummation of the Loan Documents.
     (viii) the Initial Financial Statements.
     (ix) favorable opinions of Baker & Hostetler LLP and of Borden Ladner Gervais LLP, counsel for the Credit Parties, and of local counsel acceptable to Administrative Agent, collectively addressing the matters set forth in Exhibit G.
          (b) Due Diligence. Administrative Agent and Lenders shall have completed a due diligence investigation of the Credit Parties in scope, and with results, satisfactory to Lenders, and shall have been given such access to the management, records, books of account, contracts and properties (including their Oil and Gas Properties) of the Credit Parties and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as they shall have requested, including each of the following:
     (i) a report of the Insurance Advisor concerning Company’s insurance program and certificates of Company’s insurance agents or brokers evidencing that Company is carrying insurance as required in the Loan Documents.
     (ii) an environmental report prepared by the Environmental Advisor, confirming satisfactory compliance with all applicable environmental laws and regulations.
     (iii) the Initial Engineering Report.
     (iv) title opinions and other title information satisfactory to Administrative Agent confirming the Credit Parties’ title to their Oil and Gas Properties.
          (c) Collateral Account. Company shall have established the Collateral Account as required hereunder.
          (d) Payment of Expenses. The Lender Parties and their counsel shall have received all fees and other amounts due and payable on or prior to the Closing Date with respect to this Agreement including the fees and reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Company hereunder or under each mandate or expense letter executed by Company or any Affiliate thereof.
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          (e) Initial Hedging Contracts. The Hedging Contracts described on Schedule 5 shall be in full force and effect.
          (f) Payoff of Terminated Indebtedness. Administrative Agent shall have received documents, in form and substance satisfactory to Administrative Agent, (1) confirming that with the making of the Borrowing by Lenders on the Closing Date, all lien terminations, UCC-3 termination statements and other documentation evidencing the termination of Liens, if any, on any Credit Party’s property securing the Terminated Indebtedness shall be delivered to Administrative Agent, and (2) providing for the payment in full of the Terminated Indebtedness by Company.
          (g) Other Documentation. Administrative Agent shall have received all documents and instruments (in form and substance satisfactory to Administrative Agent) that Administrative Agent has then reasonably requested, in addition to those described in this Section 4.1.
          Section 4.2. Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first) unless the following conditions precedent have been satisfied:
          (a) All representations and warranties made by any Person in any Loan Document shall be true in all respects on and as of the date of such Loan as if such representations and warranties had been made as of the date of such Loan (except to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty shall be true in all respects as of such specific date).
          (b) No Default shall exist at the date of such Loan.
          (c) No Material Adverse Change shall have occurred, and no event or circumstance shall have occurred that could cause a Material Adverse Change.
          (d) Each Credit Party shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Loan.
          (e) The making of such Loan shall not be prohibited by any Law and shall not subject any Lender to any penalty or other onerous condition under or pursuant to any such Law.
          (f) Administrative Agent shall have received all documents and instruments that Administrative Agent has then requested, in addition to those described in Section 4.1 (including opinions of legal counsel for the Credit Parties and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Company and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Credit Party in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Administrative Agent in form, substance and date.
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ARTICLE V — Representations and Warranties of Parent and Company
          To confirm each Lender Party’s understanding concerning the Credit Parties and the Credit Parties’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, each of Parent and Company represents and warrants that:
          Section 5.1. No Default. No Credit Party is in default in the performance of any of its covenants and agreements contained in any Loan Document. No event has occurred and is continuing that constitutes a Default.
          Section 5.2. Organization and Good Standing. Each Credit Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Credit Party is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States and Canada wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary. Each Credit Party has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable. Parent is in compliance in all respects with all applicable listing and governance rules of the Toronto Stock Exchange. Parent is in compliance in all respects with Canadian Securities Laws.
          Section 5.3. Authorization. Each Credit Party has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Company is duly authorized to borrow funds hereunder.
          Section 5.4. No Conflicts or Consents. The execution and delivery by the various Credit Parties of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the organizational documents of any Credit Party, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon any Credit Party or its property, (b) result in the acceleration of any Indebtedness owed by any Credit Party, or (c) result in or require the creation of any Lien upon any property of any Credit Party except as expressly contemplated or permitted in the Loan Documents. Except as expressly contemplated in the Loan Documents no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Credit Party of any Loan Document or to consummate any transaction contemplated by a Loan Document.
          Section 5.5. Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each of the Credit Parties and each of their respective Affiliates that is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by
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bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.
          Section 5.6. Initial Financial Statements. Company has heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements fairly present the Consolidated financial position, income, and cash flows of the Persons reported on therein, in each case at the date thereof. The Initial Financial Statements were prepared on a pro forma basis in accordance with GAAP, except as otherwise indicated therein.
          Section 5.7. Other Liabilities and Restrictions; Material Contracts. No Credit Party has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) that are, in the aggregate, material to Company or Parent or material with respect to Company’s or Parent’s Consolidated financial condition, other than Liabilities shown in the most recently delivered financial statements and Liabilities disclosed in Section 5.7 of the Disclosure Schedule. Except as shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule, no Credit Party is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction that could cause a Material Adverse Change. Except as listed in Section 5.7 of the Disclosure Schedule, no Credit Party has any Material Contracts (other than oil and gas leases, unit agreements, unit operating agreements, and joint operating agreements that are specifically listed on the property descriptions attached to the Mortgage). All Hedging Contracts to which any Credit Party is a party as of the Closing Date are listed in Schedule 5, which sets forth the type, term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement.
          Section 5.8. Full Disclosure. The certificates, statements and other information at any time delivered to Administrative Agent by or on behalf of Company or any of Company’s Affiliates in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby do not contain any untrue statement of a material fact and do not omit to state any material fact known to Company or its Affiliates (other than industry-wide risks normally associated with the types of businesses conducted by the Credit Parties) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. No Material Adverse Change has occurred since the date of the audited balance sheet included in the Initial Financial Statements. There is no fact known to Company or its Affiliates (other than industry-wide risks normally associated with the types of businesses conducted by the Credit Parties) that has not been disclosed to Administrative Agent in writing that could cause a Material Adverse Change. Company has heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report. There are no statements or conclusions in any Engineering Report that are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that Company does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate (although Company has no reason to believe that such opinions, estimates and projections are not accurate and complete).
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          Section 5.9. Litigation. Except as disclosed in the Initial Financial Statements or in Section 5.9 or Section 5.24 of the Disclosure Schedule: (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Credit Party threatened, against any Credit Party or affecting any Collateral before any Governmental Authority that could cause a Material Adverse Change, (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Credit Party or any Credit Party’s stockholders, partners, members, directors or officers or affecting any Collateral or any of its material assets or property that could cause a Material Adverse Change, and (c) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings or demands pending (or, to any Credit Party’s knowledge, threatened) that could adversely affect the rights of Company and its Subsidiaries in and to any such Collateral, including any that challenge or otherwise pertain to Company’s or any of its Subsidiaries’ title to such Collateral or the rights to produce and sell Hydrocarbons therefrom.
          Section 5.10. Labor Disputes and Acts of God. Except as disclosed in Section 5.10 of the Disclosure Schedule, neither the business nor the properties of any Credit Party has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could cause a Material Adverse Change.
          Section 5.11. ERISA Plans and Liabilities. All currently existing ERISA Plans are listed in Section 5.11 of the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in Section 5.11 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan, and no event or circumstance has occurred or exists that could reasonably be expected to constitute or result in a Termination Event. All ERISA Affiliates are in compliance in all material respects with ERISA, the Internal Revenue Code and other applicable Laws with respect to each Plan. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan or any ERISA Plan subject to Section 4064 of ERISA. There are no pending or, to the knowledge of Company, threatened claims, actions or lawsuits with respect to any Plan that could reasonably be expected to have a Material Adverse Effect, and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 5.11 of the Disclosure Schedule: (a) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than the Threshold Amount, (b) neither Company nor any other ERISA Affiliate is obligated to provide benefits to any retired employees (or their dependents) under any employee welfare benefits plan (as defined in Section 3(1) of ERISA) other than as required by applicable Law and (c) neither Company nor any other ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.
          Section 5.12. Environmental and Other Laws. Except as disclosed in Section 5.12 of the Disclosure Schedule: (a) the Credit Parties are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance with all licenses and permits required under any such Laws; (b) none of the operations or properties of any Credit Party is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any
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Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Credit Party (and to the knowledge of Company and its Affiliates, no other Person) has filed any notice under any Law indicating that any Credit Party is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any Collateral; (d) no Credit Party has transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations that may lead to claims against any Credit Party for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Credit Party otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials. Each Credit Party undertook, at the time of its acquisition of each of its material properties, all appropriate inquiry into the previous ownership and uses of such properties and any potential environmental liabilities associated therewith.
          Section 5.13. Insurance. The Insurance Schedule contains an accurate and complete description of all material policies of property and casualty, liability, workmen’s compensation and other forms of insurance owned or held by or on behalf of any Credit Party. Such policies constitute all policies of insurance required to be maintained under Section 6.8 hereof or any other applicable provision of the Loan Documents. All such policies are in full force and effect, all premiums due with respect thereto have been paid, and no notice of cancellation or termination in any material respect has been received with respect to any such policy. Such policies are sufficient for compliance in all material respects with all requirements of law and of all agreements to which any Credit Party is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Credit Parties; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the other Loan Documents.
          Section 5.14. Names and Places of Business. No Credit Party has, during the preceding five years, had, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.14 of the Disclosure Schedule. Except as otherwise indicated in Section 5.14 of the Disclosure Schedule, the chief executive office and principal place of business of each Credit Party are (and for the preceding five years have been) located at the address of Company set out in Section 10.3. Except as indicated in Section 5.14 of the Disclosure Schedule or otherwise disclosed in writing to Administrative Agent, no Credit Party has any other office.
          Section 5.15. Subsidiaries and Capital Structure.
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          (a) Section 5.15 of the Disclosure Schedule (as supplemented from time to time by Company in written notices to Administrative Agent and Lenders) sets forth a true, correct and complete description of (i) the Subsidiaries of Parent and the ownership of such Subsidiaries’ outstanding Equity and (ii) any other Equity in any other Person that is owned by Parent or any of its Subsidiaries. All of Parent’s Equity in its Subsidiaries, and all other Equity set forth in such section of the Disclosure Schedule, has been duly authorized and is validly issued, fully paid and non-assessable. Except for Liens under the Loan Documents, Company and Parent and its indicated Subsidiaries own such Subsidiaries and Equity free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of any such Equity) and free and clear of any preemptive rights, rescission rights, or other rights to subscribe for or to purchase or repurchase any such Equity.
          (b) Except as set forth in Section 5.15 of the Disclosure Schedule, there is (i) no outstanding Equity issued by Subsidiary of Parent, (ii) no outstanding security of any such Subsidiary convertible into or exchangeable for Equity in such Subsidiary, (iii) no outstanding obligation of any Person to issue or sell any Equity in such Subsidiary or any other security of such Subsidiary convertible into or exchangeable for such Equity, and (iv) no outstanding obligation of Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire from other Persons any such Equity, security or obligation.
          (c) Except as set forth in Section 7.1 as permitted Indebtedness, neither Parent nor any of its Subsidiaries has any obligation to repurchase, redeem or retire any of its issued and outstanding Equity. Section 5.15 of the Disclosure Schedule (as supplemented from time to time by Company in written notices to Administrative Agent and Lenders) sets forth a true, correct and complete description of the issued and outstanding Equity issued by Parent and the ownership of such outstanding Equity.
          Section 5.16. Government Regulation. Neither Company nor Parent nor any other Credit Party is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Federal Power Act, as amended, or any other Law that regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.
          Section 5.17. Solvency. Upon giving effect to the issuance of the Notes, the execution of the Loan Documents by the parties thereto and the consummation of the transactions contemplated hereby and thereby, each Credit Party will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws), and the sum of each Credit Party’s absolute and contingent liabilities, including the Obligations or guarantees thereof, shall not exceed the fair market value of such Credit Party’s assets, and (ii) each Credit Party’s capital is adequate for the businesses in which such Credit Party is engaged and intends to be engaged. No Credit Party has incurred (whether under the Loan Documents or otherwise), nor does any Credit Party intend to incur or believe that it will incur, debts that will be beyond its ability to pay as such debts mature.
          Section 5.18. Title to Properties; Licenses; Control over Accounts. Each Credit Party has good and defensible title to, or valid leasehold interests in, all of the Collateral owned or
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leased by such Credit Party and all of its other material properties and assets necessary or used in the ordinary conduct of its business, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and free and clear of all material impediments to the use of such properties and assets in such Credit Party’s business. Each Engineering Report at any time delivered pursuant to Section 6.2(l) correctly states the working interests and net revenue interests of the Credit Parties in the Proved Reserves that are the subject of such Engineering Report. Except for obligations to contribute a proportionate share of the costs of defaulting co-owners, no Credit Party is obligated to bear any percentage share of the costs and expenses relating to the drilling, development and production of such Proved Reserves in excess of such working interests, and (subject to the Loan Documents) each Credit Party is entitled to receive percentage shares of the revenues from the production of such Proved Reserves that are at least equal to such net revenue interests. Each Credit Party possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) that are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Credit Party is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property. No Credit Party has granted control over any Deposit Accounts to any Person, other than Administrative Agent and the bank with which any Deposit Account is maintained. No Credit Party has any “securities accounts” as defined and described in the UCC.
          Section 5.19. Regulation U. Neither Parent nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for a purpose that violates Regulation U.
          Section 5.20. Leases and Contracts; Performance of Obligations. Each lease, deed, or other agreement forming any part of the Oil and Gas Properties of the Credit Parties to which Proved Reserves are attributed in each Engineering Report is in full force and effect. All rents, royalties and other payments due and payable under such leases, deeds, and other agreements have been properly and timely paid with respect to all Oil and Gas Properties operated by a Credit Party (and to the knowledge of the Credit Parties with respect to all Oil and Gas Properties not operated by a Credit Party) except to the extent such nonpayment could not reasonably be expected to cause the loss or forfeiture of any such Proved Reserves or result in a Material Adverse Change. No Credit Party is in default with respect to its obligations (and no Credit Party is aware of any default by any third party with respect to such third party’s obligations) under any such leases, deeds, and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties except to the extent such default could not reasonably be expected to affect adversely the ownership or operation of the Oil and Gas Properties to which any such Proved Reserves are attributed or result in a Material Adverse Change. Except as reflected in the most recently delivered Engineering Report, no Credit Party is currently accounting for any royalties, overriding royalties or other payments out of production on a basis (other than delivery in kind) that is less favorable to such Credit Party than proceeds received by such Credit Party (calculated at the well) from the sale of such production, and no Credit Party has any liability (or alleged liability) to account for the same on any such less favorable basis.
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          Section 5.21. Marketing Arrangements. Except as set forth in Section 5.21 of the Disclosure Schedule, no Oil and Gas Property is subject to any contractual or other arrangement (a) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (b) whereby payments are made to a Credit Party other than by checks, drafts, wire transfers, or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed in Section 5.21 of the Disclosure Schedule in connection with the Oil and Gas Properties to which such contract or agreement relates: (i) no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) that cannot be canceled by such Credit Party on 120 days’ (or less) notice or that does not provide for the prices to be paid for such production to float with the market at least as often as monthly, and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on the best terms reasonably available with third parties not affiliated with Company. Each Credit Party is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a production sales contract or marketing contract that is computed in all material respects in accordance with the terms of such contract, and no Credit Party is having deliveries of production from such Oil and Gas Property curtailed materially below such property’s delivery capacity, except for curtailments caused (1) by an act or event of force majeure not reasonably within the control of and not caused by the fault or negligence of a Credit Party and which by the exercise of reasonable diligence such Credit Party is unable to prevent or overcome, or (2) by routine maintenance requirements in the ordinary course of business.
          Section 5.22. Right to Receive Payment for Future Production. Except as set forth in Section 5.22 of the Disclosure Schedule, no Credit Party, and to the knowledge of the Credit Parties no predecessor in title of any Credit Party, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any Hydrocarbons produced or to be produced from any Oil and Gas Properties after the date hereof. Except as set forth in Section 5.22 of the Disclosure Schedule, no Oil and Gas Property is subject to any “take or pay”, gas imbalances or other similar arrangement (a) as a result of which Hydrocarbons produced from such Oil and Gas Property may be required to be delivered to one or more third parties without current payment (or without full payment) therefor or (b) that is determined in whole or in part by reference to the production or transportation of Hydrocarbons from other properties. Except as set forth in Section 5.22 of the Disclosure Schedule, there is no Oil and Gas Property with respect to which any Credit Party or, to the knowledge of any Credit Party, such Credit Party’s predecessors in title, has, prior to the date hereof, taken more (“overproduced”), or less (“underproduced”), gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Oil and Gas Property would entitle it to take; and Section 5.22 of the Disclosure Schedule accurately reflects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether such Credit Party is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of such overproduction or underproduction and the effective date of such information. Since the date of this Agreement, no material changes have occurred in such overproduction or underproduction except those that have been reported as required pursuant to Section 6.2. No
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Oil and Gas Property is subject to any regulatory refund obligation and, to the best of each Credit Party’s knowledge, no facts exist that might cause the same to be imposed.
          Section 5.23. Operation of Oil and Gas Properties. The Oil and Gas Properties (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards, in material conformity with all applicable Laws, all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Properties, and all Permitted Liens. Except as disclosed in Section 5.23 of the Disclosure Schedule, (a) no Oil and Gas Property is subject to having allowable production after the date hereof reduced below the full and regular allowable production (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and (b) none of the wells located on the Oil and Gas Properties (or properties unitized therewith) are or will be intentionally deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Oil and Gas Properties (or, in the case of wells located on properties unitized therewith, such unitized properties). Each Credit Party has all governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Properties, and no Credit Party has received notice of any violations in respect of any such licenses or permits.
          Section 5.24. Ad Valorem and Production Taxes. Except as set forth in Section 5.24 of the Disclosure Schedule, each Credit Party has paid and discharged all ad valorem taxes assessed against its Oil and Gas Properties or any part thereof and all production, severance and other taxes assessed against, or measured by, the production or the value, or proceeds, of the production therefrom and there are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to any Credit Party’s knowledge, threatened) with respect to any such taxes.
          Section 5.25. Employment Agreements. Section 5.25 of the Disclosure Schedule sets forth a true, correct and complete list of all employment contracts or agreements, agency, independent contractor and sales representative agreements, golden parachute agreements, change of control agreements and employee-related non-competition and non-solicitation agreements, in each case to which any Credit Party is a party. The Credit Parties have previously delivered true, correct and complete copies of all such agreements, including all amendments thereto. Each such agreement is in writing, is a valid and binding agreement enforceable against the respective parties thereto in accordance with its terms, and no Credit Party nor any other Person that is a party to any such agreement is in breach of, or in default with respect to, any of its obligations thereunder, nor is any Credit Party aware of any facts or circumstances that might give rise to any breach or default thereunder that could cause a Material Adverse Change.
          Section 5.26. Transactions with Insiders. Except as disclosed on Section 5.25 or Section 5.26 of the Disclosure Schedule, no shareholder, director, officer, or employee of Parent or any of its Affiliates, and no associate of any such shareholder, director, officer, or employee, is, directly or indirectly, a party to any transaction, agreement, arrangement, or understanding, written or oral, with any Credit Party that provides for the employment of, furnishing of services
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by, rental of real or personal property from, or otherwise requiring payments to any such shareholder, director, officer, employee, or associate. For purposes of this Section only, an “associate” of any shareholder, director, officer, or employee means any member of the immediate family of such shareholder, director, officer, or employee or any corporation, partnership, trust, or other entity in which such shareholder, director, officer, or employee has a substantial ownership or beneficial interest (other than an interest in a public corporation that does not exceed three percent of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.
ARTICLE VI — Affirmative Covenants
          To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Company, and to induce each Lender to enter into this Agreement and extend credit hereunder, each of Parent and Company warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Required Lenders have previously agreed otherwise:
          Section 6.1. Payment and Performance. Each Credit Party will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Loan Documents to which it is a party, and Parent will cause each of its Subsidiaries to observe, perform and comply with every such term, covenant and condition in any Loan Document.
          Section 6.2. Books, Financial Statements and Reports. Each Credit Party will at all times maintain full and accurate books of account and records. Parent will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender Party at its own expense:
          (a) As soon as available, and in any event contemporaneously with filing with the Alberta Securities Commission or the Securities and Exchange Commission (as applicable), but in no event later than one hundred twenty (120) days after the end of each Fiscal Year, complete Consolidated and consolidating financial statements of Parent together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm selected by it and acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated and consolidating balance sheet as of the end of such Fiscal Year and Consolidated and consolidating statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.
          (b) As soon as available, and in any event contemporaneously with filing with the Alberta Securities Commission or the Securities and Exchange Commission (as applicable), but in no event later than sixty (60) days after the end of each Fiscal Quarter, Parent’s Consolidated and consolidating balance sheet as of the end of such Fiscal Quarter and Consolidated and consolidating statements of Parent’s earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and
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prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments.
          (c) In addition Parent will, together with each set of financial statements furnished under subsections (a) and (b) of this Section, furnish a certificate in the form of Exhibit D signed by the chief financial officer of Parent stating that such financial statements are accurate and complete (subject to normal year-end adjustments), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Sections 7.12 through 7.16 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.
          (d) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by any Credit Party to its equity holders and all registration statements, periodic reports and other statements and schedules filed by any Credit Party with any securities exchange, the SEC or any similar Governmental Authority.
          (e) Promptly after any request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Credit Party by independent accountants in connection with the accounts or books of any Credit Party or any of its Subsidiaries, or any audit of any of them;
          (f) Promptly, and in any event within three Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;
          (g) Together with each set of financial statements furnished under subsections (a) and (b) of this Section, Company will furnish (i) an accounts payable and receivable aging report (in form reasonably satisfactory to Administrative Agent) of the accounts payable and receivable of Company and the other Credit Parties, and (ii) a report (in form reasonably satisfactory to Administrative Agent) of all Hedging Contracts of Company and the other Credit Parties, setting forth the type, term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement.
          (h) As soon as available, and in any event on or before December 31 of each year, a business and financial plan, together with a capital expenditure schedule, for Company and the other Credit Parties (in form reasonably satisfactory to Administrative Agent), prepared by a senior financial officer of Company, setting forth for the immediately following Fiscal Year, quarterly financial projections and budgets, and thereafter yearly financial projections and budgets.
          (i) Concurrently with the annual renewal of Company’s insurance policies, certificates, schedules and reports required under subsections (c) (5) and (c) (6) of Schedule 3.
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          (j) By the thirtieth (30th) day after the end of each month, monthly operating reports on the Oil and Gas Properties of Company and the other Credit Parties which shall include a description by field of leasehold operating expenses and of the gross quantities of Hydrocarbons and water produced from the Eligible Mortgaged Properties during such month, and a description by plant of the volumes of gas processed and treated at such plant, the amounts of natural gas and plant products sold, and the prices received (setting out the elements of such calculation in detail acceptable to Administrative Agent);
          (k) On each Quarterly Payment Date, a consolidated report in detail acceptable to Administrative Agent containing:
     (i) a summary of wells drilled, completed or worked over on the Oil and Gas Properties during the reporting period and upon request copies of any well logs across the pay sectors;
     (ii) a discussion of any current material operating problems with any wells and any proposed solutions;
     (iii) a summary of any third-party technical studies conducted during the reporting period of performance; and
     (iv) a projection of capital expenditures for the next Fiscal Quarter and a comparison of the projection of capital expenditures for the Fiscal Quarter then ended to the actual capital expenditures for such Fiscal Quarter.
          (l) an annual Engineering Report, prepared as of December 31 of each year, beginning December 31, 2010, and delivered to Administrative Agent by the following March 31, and an Engineering Report, prepared as of March 31, June 30, and September 30 of each year, beginning June 30, 2010, and delivered to Administrative Agent by the following May 31, August 31, and November 30, respectively. Each such Engineering Report shall:
     (i) be prepared at Company’s expense by the Independent Company Engineer, concerning all of the Oil and Gas Properties of the Credit Parties to which Proved Reserves are attributed, provided that each such report prepared as of any March 31 or September 30 may at Company’s option be prepared by Company’s in-house engineering staff;
     (ii) separately report on Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves of the Eligible Mortgaged Properties, and separately calculate the NPV10 of each such category of Reserves;
     (iii) use Agreed Pricing;
     (iv) take into account Company’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs;
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     (v) take into account any “over-produced” status under gas balancing arrangements; and
     (vi) otherwise be in form and substance satisfactory to Administrative Agent.
In the event that Company and Administrative Agent disagree over whether or not any workovers or other remedial capital expenditures should be included in an Engineering Report for the purposes of calculating NPV10, the engineers preparing the report shall resolve such disagreement by determining whether such expenditures are likely to be required in accordance with prudent industry practice and shall include or exclude such expenditures based upon such determination. Upon Administrative Agent’s receipt of each such Engineering Report, the Independent Lender Engineer shall review such report and make any adjustments thereto that it in its discretion deem appropriate or advisable. The Credit Parties acknowledge and agree that (i) the Independent Lender Engineer has been retained by Administrative Agent, (ii) its services, reports, findings, and conclusions are rendered or delivered, as applicable, solely for the benefit of the Lender Parties, and (iii) the Credit Parties shall not be entitled to rely upon or otherwise disclose any such information.
          (m) Upon request by Administrative Agent, a list, by name and address, of those Persons who have purchased production during such Fiscal Quarter from the Eligible Mortgaged Properties, in form and substance satisfactory to Administrative Agent.
          (n) Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Credit Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request.
          Section 6.3. Other Information and Inspections. Each Credit Party will furnish to each Lender any information which Administrative Agent may from time to time request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with the businesses, properties, prospects, financial condition and operations of any Credit Party, including all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Credit Party in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto. Upon reasonable advance notice, each Credit Party will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Credit Party’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Credit Party shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives, provided that to the extent Administrative Agent requests access to any Oil and Gas Property operated by a Person other than a Credit Party, the applicable Credit Party’s obligation pursuant
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to this sentence shall be to use commercially reasonable efforts to cause such operator to grant Administrative Agent the requested access.
          Section 6.4. Notice of Material Events and Change of Address. Company will promptly notify each Lender Party in writing, stating that such notice is being given pursuant to this Agreement, of:
          (a) occurrence of any Material Adverse Change,
          (b) the occurrence of any Default,
          (c) the acceleration of the maturity of any Indebtedness in excess of $500,000 owed by any Credit Party or of any default by any Credit Party under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such default could cause a Material Adverse Change,
          (d) the occurrence of any Termination Event,
          (e) any claim of $100,000 or more, any notice of potential liability under any Environmental Laws that might exceed such amount, or any other material adverse claim that is asserted against any Credit Party or with respect to any Credit Party’s properties,
          (f) the filing of any suit or proceeding against any Credit Party in which an adverse decision could cause a Material Adverse Change;
          (g) to the extent not previously disclosed to Administrative Agent in writing, promptly upon the acquisition thereof, a listing of any Oil and Gas Property acquired by any Credit Party; and
          (h) the occurrence of any sale, transfer, lease, exchange or other disposition any property or assets of any Credit Party (other than any such dispositions permitted under Section 7.5).
Upon the occurrence of any of the foregoing the Credit Parties will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Company will also notify Administrative Agent and Administrative Agent’s counsel in writing at least twenty Business Days prior to the date that any Credit Party changes its name or the location of its chief executive office or its location under the Uniform Commercial Code.
          Section 6.5. Maintenance of Properties. Each Credit Party will maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition (normal wear and tear excepted) and in accordance with prudent industry standards, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be conducted at all times consistent with prudent industry practices. All Collateral is, and will remain, located on property subject to a Mortgage, except for that portion thereof which is or shall be located
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elsewhere in the course of the normal operation of the Properties. Each Credit Party will maintain, good and defensible title to the fee interests in real property and the oil and gas leasehold interests comprising the Collateral, free and clear of all Liens except for Permitted Liens. Nothing herein shall prohibit the conveyance of Oil and Gas Property as otherwise permitted under the terms of this Agreement or any Security Document.
          Section 6.6. Maintenance of Existence and Qualifications. Each Credit Party will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify could cause a Material Adverse Change.
          Section 6.7. Payment of Trade Liabilities, Taxes, etc. Each Credit Party will (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) within ninety (90) days past the original invoice billing date therefor same becomes due pay all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due all other Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Credit Party may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefor that are required by GAAP.
          Section 6.8. Insurance.
          (a) Parent and Company will, and will cause each of their Subsidiaries to, (i) keep and maintain all of its property in good working order and condition, ordinary wear and tear excepted, and (ii) maintain insurance with responsible and reputable insurance companies or associations (including comprehensive general liability and hazard insurance) with respect to its business and properties (including all real properties leased or owned by it), in such amounts and covering such risks as required by any Governmental Authority having jurisdiction with respect thereto or as carried generally in accordance with sound business practice by similarly situated companies in similar businesses, and, in any event in amount, adequacy and scope as required by the Insurance Schedule or by Administrative Agent in its discretion. If Parent or any of its Subsidiaries fails to maintain such insurance, Administrative Agent or any Lender may arrange for such insurance, but at Parent’s and Company’s expense and without any responsibility on the part of Administrative Agent or any Lender for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right (both in the name of Lenders and in the name of Company, Parent or any of its other Subsidiaries), to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
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          (b) On or prior to the Closing Date and thereafter, upon request of Administrative Agent, each Credit Party will furnish or cause to be furnished to Administrative Agent from time to time a summary of the respective insurance coverage of such Credit Party in form and substance reasonably satisfactory to Administrative Agent, and, if requested, will furnish Administrative Agent copies of the applicable policies. Each Credit Party will cause any insurance policies covering any Collateral to be endorsed (i) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without 30 days prior notice to Administrative Agent, (ii) to name Administrative Agent as an additional insured (in the case of all liability insurance policies) and loss payee (in the case of all casualty and property insurance policies), and (iii) to provide for such other matters as any Lender Party may reasonably require.
          (c) All insurance payments received from any casualty or condemnation event shall be applied by the applicable Credit Party to repair or replace the assets of such Credit Party that have been damaged, destroyed or lost as a result of any casualty event or condemnation. Upon the occurrence and during the continuance of an Event of Default, all insurance payments in respect of such Collateral shall be paid to Administrative Agent and shall be applied to the prepayment of the Obligations unless otherwise agreed to by Administrative Agent and Company.
          Section 6.9. Performance on Company’s Behalf. If any Credit Party fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Administrative Agent may pay the same. Company shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder that is due and payable on the date such amount is paid by Administrative Agent.
          Section 6.10. Interest. In addition to its obligations to pay interest on the Loans (and any past due interest thereon) at the Default Rate as and when provided in Section 2.5, Company hereby promises to each Lender Party to pay interest at the Default Rate on all other Obligations that Company has in this Agreement promised to pay to such Lender Party and that are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.
          Section 6.11. Compliance with Agreements and Law. Each Credit Party will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Credit Party will conduct its business and affairs in compliance with all Laws applicable thereto. Each Credit Party will cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect.
          Section 6.12. Reviews. Company will meet with Administrative Agent and Lenders from time to time as reasonably requested by Administrative Agent or Required Lenders (which, as of the Closing Date, is anticipated to be on a quarterly basis), at the offices of Company (and at the expense of Company) or at such other location as Administrative Agent and Company may
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agree and with the Lenders electing to attend such meeting, to review all operational activities of Company with respect to the Eligible Mortgaged Properties and all financial reports of the Credit Parties since the date of the prior review. Each review shall be in scope reasonably satisfactory to Administrative Agent and Required Lenders, but will include at a minimum, an update by Company on the development activities made pursuant to Company’s business plan, any requests by Company that changes be made to Company’s business plan, any cost or expense overruns or underruns, any mechanical problems incurred, and any differences in reserves or production estimates. In addition, Parent will, and will cause each Credit Party to, provide Administrative Agent and Lenders with copies of all written materials distributed to its board of directors (or similar body) relating to financial positions, operation reviews, asset overviews, and strategic discussions and all minutes of previous actions and proceedings (other than any such materials or minutes that relate to any proposed refinancing of the Obligations).
          Section 6.13. Separateness Covenants.
          (a) No Credit Party will commingle its assets with those of any other Person (except for funds held by a Credit Party as operator belonging to other interest owners in a lease pending the payment thereof to such interest owners in the ordinary course of business).
          (b) Each Credit Party will conduct its business separately and in its own name from any direct or ultimate parent of such Person.
          (c) Each Credit Party will maintain separate financial accounts, financial statements, books and records from those of any other Person.
          (d) Except as expressly permitted under Section 7.9, each Credit Party will maintain an “arm’s-length” relationship with its Affiliates.
          (e) Each Credit Party will use separate stationery, invoices and checks and will hold itself out as a separate and distinct entity from any other Person.
          (f) Each Credit Party will observe all normal corporate or company formalities.
          (g) Each Credit Party will correct any known misunderstanding regarding its separate identity.
          (h) Each Credit Party will maintain adequate capital in light of its contemplated business operations.
          Section 6.14. Environmental Matters; Environmental Reviews.
          (a) Each Credit Party will comply in all material respects with all Environmental Laws now or hereafter applicable to it, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and will obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect. No Credit Party will do anything or permit anything to be done that will subject any of the properties of any Credit Party to any remedial obligations under,
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or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances. Upon Administrative Agent’s reasonable request, at any time and from time to time (but no more than once per calendar year so long as no Event of Default exists that is continuing), Company will provide at its own expense an environmental inspection of any of its and the other Credit Parties’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by Administrative Agent.
          (b) Company will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Credit Party, or of which any Credit Party otherwise has notice, with respect to any alleged violation of or non-compliance with any Environmental Laws, with respect to the properties or operations of Company and its Subsidiaries, or with respect to any permits, licenses or authorizations in connection with the ownership or use of such properties or in connection with any such operations.
          (c) Company will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by any Credit Party in connection with the ownership or use of any of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.
          Section 6.15. Evidence of Compliance. Each Credit Party will furnish to each Lender at such Credit Party’s or Company’s expense all evidence that Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Credit Party in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.
          Section 6.16. Bank Accounts; Offset. To secure the repayment of the Obligations each Credit Party that is a party to this Agreement hereby grants to each Lender a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of such Credit Party that are now or hereafter held or received by or in transit to any Lender from or for the account of such Person, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of such Credit Party with any Lender, and (c) any other credits and claims of such Credit Party at any time existing against any Lender. At any time and from time to time after the occurrence of any Event of Default, each Lender is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to such Credit Party), any and all items hereinabove referred to. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.
          Section 6.17. Guaranties of Subsidiaries. Each Subsidiary of Parent now existing or created, acquired or coming into existence after the date hereof shall promptly execute and
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deliver a Guaranty to Administrative Agent. Each Subsidiary of Parent existing on the date hereof, if any, shall duly execute and deliver a Guaranty prior to the making of any Loan hereunder. Parent will cause each of its Subsidiaries to deliver to Administrative Agent, simultaneously with its delivery of any Guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty and any other documents that it is required to execute.
          Section 6.18. Agreement to Deliver Security Documents. Each of Parent and Company agrees to deliver and to cause each other Credit Party to deliver, to further secure the Obligations whenever requested by Administrative Agent in its discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any real or personal property now owned or hereafter acquired by any Credit Party. Each of Parent and Company agrees to deliver and to cause each other Credit Party to deliver, whenever requested by Administrative Agent, in its discretion, transfer orders or letters in lieu thereof with respect to the production and proceeds of production from the Collateral, in form and substance satisfactory to Administrative Agent. Each of Parent and Company also agrees to deliver, whenever requested by Administrative Agent in its discretion, favorable title opinions from legal counsel acceptable to Administrative Agent with respect to any Credit Party’s properties and interests designated by Administrative Agent, based upon abstract or record examinations to dates acceptable to Administrative Agent and (a) stating that such Credit Party has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens, (b) confirming that such properties and interests are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected first deed of trust or mortgage liens in such properties and interests and first priority assignments of and security interests in the oil and gas attributable to such properties and interests and the proceeds thereof, subject only to Permitted Liens, and (c) covering such other matters as Administrative Agent may request. Each of Parent and Company agrees to deliver, and to cause each other Credit Party to deliver, duly executed control agreements from each institution holding any of its or their Deposit Accounts pursuant to which such institution recognizes Administrative Agent’s Lien in such Deposit Accounts and, upon the occurrence and during the continuance of a Default, agrees to transfer collected balances in all such Deposit Accounts to Administrative Agent pursuant to its instructions from time to time; provided that no such control agreement shall be required with respect to Deposit Accounts that are designated solely as (a) payroll funding accounts or (b) royalty or joint interest owner accounts in which only funds that do not belong to a Credit Party are deposited.
          Section 6.19. Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, the Credit Parties are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Default has occurred the Credit Parties may continue to receive from the purchasers of production all such Production Proceeds into the Collateral Account, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of a Default, Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all production proceeds then held by the Credit Parties or to receive directly from
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the purchasers of production all other Production Proceeds. In no case shall any failure (whether before or after any Default and whether purposed or inadvertent) by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to any Credit Party constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.
          Section 6.20. Leases and Contracts; Performance of Obligations. Each Credit Party will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property, to the extent the same cover or otherwise relate to such Oil and Gas Property, and each will timely perform all of its obligations thereunder, provided that this sentence shall not prevent any Credit Party from abandoning and releasing any such leases (i) upon their termination as the result of cessation of production in paying quantities that did not result from the failure of any Credit Party to maintain such production as a reasonably prudent operator or (ii) if a reasonably prudent operator would abandon or release such lease. Each Credit Party will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property. Company will promptly notify Administrative Agent of any claim (or any conclusion by a Credit Party) that a Credit Party is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Credit Party than the proceeds received by such Credit Party (calculated at the well) from sale of production.
          Section 6.21. Approved Plan of Development. The Credit Parties will (a) timely develop the Oil and Gas Properties and make capital expenditures on the Oil and Gas Properties in accordance with the Approved Plan of Development, and (b) except to the extent regulatory approval has not yet been obtained, have each producing and injection well that is hereafter completed put into normal operation. Company will obtain and pay for the services of all engineering and professional staff and other Persons needed to prudently execute the Approved Plan of Development.
          Section 6.22. Hedging Contracts. Upon Administrative Agent’s written request from time to time, Company and its Subsidiaries will enter into Hedging Contracts with one or more Approved Counterparties upon terms and conditions acceptable to Administrative Agent in its discretion that, when combined with Company’s and its Subsidiaries then existing Hedging Contracts, cause the percentage (not to exceed 75%) of their aggregate Projected PDP Oil and Gas Production that is from time to time specified by Administrative Agent to be subject to Hedging Contracts that fix the prices of such production (or provide floors or collars for such prices or hedge the basis differentials with respect to such production) for up to 4 years following such request. Company and its Subsidiaries shall maintain in effect for their full term (and will not sell, assign, transfer or novate) all Hedging Contracts that are in existence on the Closing Date or required under this Section 6.22. As of the Closing Date, Administrative Agent has not required Company and its Subsidiaries to enter into any Hedging Contracts pursuant to this Section 6.22.
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          Section 6.23. Updates of Mortgages. Until the Loans have been paid in full, Company and its Subsidiaries will, as they acquire new Oil and Gas Properties (or earn any such new Oil and Gas Properties pursuant to farmout or exploration agreements), amend and supplement the Security Documents to make such new Oil and Gas Properties subject thereto. Such instruments shall be delivered (a) concurrently with any new Borrowing, (b) within fifteen (15) days after any Credit Party receives the executed assignment of any Oil and Gas Properties, and (c) within fifteen (15) days after delivery of each Engineering Report, with respect to any Oil and Gas Properties to which Proved Reserves are attributed but not properly covered by a Mortgage. The effective date of each such instrument will be the effective date of the conveying Credit Party’s acquisition of its interests in the properties subject to such instrument.
ARTICLE VII — Negative Covenants
          To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Company, and to induce each Lender to enter into this Agreement and make the Loans, each of Parent and Company warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Required Lenders have previously agreed otherwise:
          Section 7.1. Indebtedness. No Credit Party will in any manner owe or be liable for Indebtedness except:
          (a) the Obligations.
          (b) unsecured intercompany Indebtedness arising in the ordinary course of business of Company or any of its Subsidiaries owing to Parent, provided that such Subsidiary is in compliance with Sections 6.17, 6.18 and 6.23.
          (c) Indebtedness in respect of Capital Leases and purchase money obligations for fixed or capital oil and gas assets in an aggregate principal amount not to exceed $500,000 at any time.
          (d) Unsecured bonds and letters of credit issued in the ordinary course of the operations of the Credit Party and as otherwise may be required to comply with applicable statutory requirements.
          (e) Subordinated Debt.
          (f) Hedging Contracts permitted under Section 7.3 and Separate Hedge Guaranties of such Hedging Contracts.
          (g) Indebtedness in respect of plugging and abandonment Liabilities of any Credit Party in the ordinary course of its oil and gas business.
          (h) miscellaneous items of unsecured Indebtedness of the Credit Parties not described in subsections (a) through (g) which do not in the aggregate (taking into account all such Indebtedness of all Credit Parties) exceed $500,000 at any one time outstanding.
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          Section 7.2. Limitation on Liens. Except for Permitted Liens, no Credit Party will create, assume or permit to exist any Lien upon any of the properties or assets that it now owns or hereafter acquires.
          Section 7.3. Limitation on Hedging Contracts and Marketing Arrangements. No Credit Party will be a party to or in any manner be liable on any Hedging Contract, except for (a) the Hedging Contracts described in Schedule 5, Section 4.1(e), and Section 6.22, (b) other Hedging Contracts approved in writing by Administrative Agent from time to time in its discretion, and (c) other Hedging Contracts that Company elects to enter into with the purpose and effect of fixing prices on oil or gas expected to be produced by Company, provided that at all times: (i) no such contract fixes a price for a period later than 24 months after such contract is entered into; (ii) the aggregate monthly production covered by all Hedging Contracts of Company (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed 60% of Company’s aggregate Projected PDP Oil and Gas Production anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of Company’s businesses for such month, (iii) except for the Collateral under the Security Documents with respect to Secured Third Party Hedging Obligations, no such contract requires any Credit Party to put up money, assets, or other security against the event of its nonperformance prior to actual default by such Credit Party in performing its obligations thereunder, and (iv) each such contract is with an Approved Counterparty. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are either listed in Section 5.21 of the Disclosure Schedule in connection with the Oil and Gas Properties to which such contract or agreement relates or assumed after the Closing Date as part of the acquisition of the Oil and Gas Properties subject thereto, none of Company and its Subsidiaries will enter into any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) that cannot be canceled by such Credit Party on 120 days’ (or less) notice or that does not provide for the prices to be paid for such production to float with the market at least as often as monthly. In the event that Company desires to enter into Hedging Contracts with a Secured Third Party Hedge Counterparty with the purpose and effect of fixing prices on oil or gas expected to be produced by Company that (i) fixes a price for a period later than 24 months after such contract is entered into (but not more than 48 months after such contract is entered into), or (ii) would result in the aggregate monthly production covered by all Hedging Contracts of Company (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month to in the aggregate exceed 60% of Company’s aggregate Projected PDP Oil and Gas Production anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of Company’s businesses for such month (“Incremental Hedging Contracts”), then Company may request in writing that Administrative Agent approve any such Incremental Hedging Contract and, unless Administrative Agent declines such request in writing on or before the second Business Day following its receipt of such request, may enter into any such Hedging Contract, provided that (x) no Default then exists that is continuing and (y) Company may not make any request pursuant to this sentence to the extent that any Incremental Hedging Contract would result in the aggregate monthly production covered by all Hedging Contracts of Company (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month to in the aggregate exceed 75% of Company’s aggregate Projected PDP Oil and
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Gas Production anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of Company’s businesses for such month.
          Section 7.4. Limitation on Mergers, Issuances of Securities. No Credit Party will issue any Equity, provided that, so long as Company gives prompt written notice thereof to Administrative Agent and Lenders, (i) the Subsidiaries of Parent may issue additional Equity to Parent and its wholly-owned Subsidiaries and (ii) Parent may issue additional common Equity to its existing and future owners. No Subsidiary of Parent will otherwise allow any diminution of Parent’s Equity (direct or indirect) in such Subsidiary. No Credit Party will merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:
          (a) any Subsidiary of Parent may merge with (i) Company, provided that Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any such Subsidiary is merging with another Subsidiary, a wholly-owned Subsidiary shall be the continuing or surviving Person;
          (b) any Credit Party (other than Company) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Credit Party (other than Parent); and
          (c) in connection with any acquisition permitted under clause (e) of the definition of Permitted Investments, any Subsidiary of the Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Company and (ii) in the case of any such merger to which any Credit Party (other than the Company) is a party, such Credit Party is the surviving Person.
          Section 7.5. Limitation on Dispositions of Property. No Credit Party will sell, transfer, lease, exchange or otherwise dispose of any of its Oil and Gas Properties or other material assets or properties or any material interest therein, or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, except, to the extent not otherwise forbidden under this Agreement or the Security Documents:
          (a) equipment that is worthless or obsolete or that is replaced by equipment of equal suitability and value.
          (b) inventory (including oil and gas sold as produced and seismic data) and Oil and Gas Properties to which no Proved Reserves are attributed, which in each case is sold in the ordinary course of business on ordinary trade terms either (i) to Company or a Guarantor or (ii) to third parties that are not Affiliates of Company.
No Credit Party will abandon or consent to the abandonment of, any oil or gas well constituting Collateral so long as such well is capable (or is subject to being made capable through drilling, reworking or other operations that it would be commercially feasible to conduct) of producing oil, gas, or other hydrocarbons or other minerals in commercial quantities (as determined without considering the effect of any Mortgage). For the avoidance of doubt, with respect to any particular oil or gas well, the preceding sentence shall not be construed to prohibit a Credit Party
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from producing Hydrocarbons from one formation over another formation if a reasonably prudent operator would (in consideration of all factors) produce from such formation. No Credit Party will elect not to participate in a proposed operation on any oil and gas property constituting Collateral to which Proved Reserves are attributed where the effect of such election would be the forfeiture either temporarily (e.g., until a certain sum of money is received out of the forfeited interest) or permanently of any interest in the Collateral, except with the written approval of Administrative Agent (not to be unreasonably withheld or delayed). No Credit Party will discount, sell, pledge or assign any notes payable to it, accounts receivable or future income except under the Loan Documents.
          Section 7.6. Limitation on Distributions. No Credit Party will declare, make or pay any Distribution, other than:
          (a) Distributions payable to Company, to the extent not in violation of the investment restrictions of Section 7.7.
          (b) Distributions that are payable only in common Equity of the Person making such Distribution, so long as neither Parent’s nor Company’s Equity in its Subsidiaries is thereby reduced.
          Section 7.7. Limitation on Investments, Acquisitions and New Businesses. No Credit Party will:
          (a) engage in any business other than (i) the development, production and sale of Hydrocarbons on the Oil and Gas Properties located onshore United States and similar or related businesses and (ii) such other lines of business as may be consented to by Required Lenders.
          (b) make any Investments in any Person, other than Permitted Investments, or hold any Permitted Investments in any “securities account” (as defined in the UCC).
Parent will not engage in any business or activity other than (a) the ownership of all outstanding Equity in Company and other Subsidiaries of Parent, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Credit Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this sentence.
          Section 7.8. Limitation on Credit Extensions. Except for Permitted Investments, no Credit Party will extend credit, make advances or make loans other than (a) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, and (b) loans resulting in Indebtedness permitted under Section 7.1(b).
          Section 7.9. Transactions with Affiliates. Neither Parent nor any of its Subsidiaries will engage in any material transaction with any of its Affiliates, except for executing, delivering, and performing obligations under the Loan Documents.
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          Section 7.10. Prohibited Contracts. Except as expressly provided for in the Loan Documents, no Credit Party will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction (direct or indirect) on the ability of any Subsidiary of Parent to: (a) pay dividends or make other distributions to Parent or Company, (b) to redeem Equity held in it by Parent or Company, (c) to repay loans and other indebtedness owing by it to Parent or Company, or (d) to transfer any of its assets to Parent or Company. No Credit Party will enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services that obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. No Credit Party will amend or permit any amendment to any contract or lease that releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents. No ERISA Affiliate will incur any obligation to contribute to any Multiemployer Plan or any plan subject to Section 4064 of ERISA.
          Section 7.11. Amendments to Organizational Documents. No Credit Party will enter into or permit any modification of its certificate or articles of incorporation, limited liability company agreement, partnership agreement, articles of organization, bylaws, regulations, or other organizational documents and no Credit Party will waive any of its rights under any such document or agreement, other than amendments, modifications and waivers that could not, individually or in the aggregate, result in a Material Adverse Change.
          Section 7.12. Collateral Coverage Ratios.
          (a) Proved Collateral Coverage Ratio. Company will not permit the Proved Collateral Coverage Ratio (i) determined as of September 30, 2010 to be less than 1.0 to 1.0, (ii) determined as of any time after September 30, 2010 through December 31, 2010 to be less than 1.35 to 1.0, (iii) determined as of any time after December 31, 2010 through March 31, 2011 to be less than 1.45 to 1.0, or (iv) determined as of any time thereafter to be less than 1.55 to 1.0.
          (b) Proved Volume Coverage Ratio. Company will not permit the Proved Volume Coverage Ratio (i) determined as of September 30, 2010 to be less than 1.0 to 1.0, (ii) determined as of any time after September 30, 2010 through December 31, 2010 to be less than 1.35 to 1.0, (iii) determined as of any time after December 31, 2010 through March 31, 2011 to be less than 1.45 to 1.0, or (iv) determined as of any time thereafter to be less than 1.55 to 1.0.
          Section 7.13. Maximum Leverage Ratio. As of the end of each Fiscal Quarter, beginning September 30, 2011, the ratio of (a) Consolidated Funded Debt as of the end of such Fiscal Quarter to (b) Adjusted Consolidated EBITDA for the 12 month period ending on such date, will not be greater than the amount set forth below with respect to such Fiscal Quarter:
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Fiscal Quarter	Maximum Leverage Ratio
Fiscal Quarter ending September 30, 2011 through Fiscal Quarter ending June 30, 2012	10.0 to 1.00

Fiscal Quarter ending September 30, 2012 through Fiscal Quarter ending June 30, 2013	4.0 to 1.00

Fiscal Quarter ending September 30, 2013 through Fiscal Quarter ending June 30, 2014	3.0 to 1.00

Fiscal Quarter ending September 30, 2014 and thereafter	2.0 to 1.00
          Section 7.14. Minimum Interest Coverage Ratio. As of the end of each Fiscal Quarter, beginning September 30, 2011, the ratio of (a) Adjusted Consolidated EBITDA for the 12 month period ending on such date to (b) Consolidated Interest Charges for such period, will not be less than the amount set forth below with respect to such Fiscal Quarter:

Fiscal Quarter	Minimum Interest Coverage Ratio
Fiscal Quarter ending September 30, 2011 through Fiscal Quarter ending June 30, 2012	1.0 to 1.00

Fiscal Quarter ending September 30, 2012 through Fiscal Quarter ending June 30, 2013	2.0 to 1.00

Fiscal Quarter ending September 30, 2013 and thereafter	3.0 to 1.00
          Section 7.15. Capital Expenditures. No Credit Party will make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset, except for (a) normal replacements and maintenance which are properly charged to current operations, (b) APOD Capital Expenditures, and (c) those consented to by Administrative Agent from time to time in writing (which consent will not be unreasonably withheld or delayed).
ARTICLE VIII — Events of Default and Remedies
          Section 8.1. Events of Default. Each of the following constitutes an Event of Default under this Agreement:
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          (a) Any Credit Party fails to pay any principal component of any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;
          (b) Any Credit Party fails to pay any interest or any other Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within two Business Days after the same becomes due;
          (c) Any Credit Party fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4, 6.8, 6.10, 6.17, 6.18, 6.23, or Article VII (other than Sections 7.12, 7.13, and 7.14);
          (d) Any Credit Party fails to duly observe, perform or comply with Section 7.12, 7.13, or 7.14 and Company fails to prepay the Loans in accordance with the provisions of this Agreement to an amount that would have resulted in compliance with such Section as of the date of such failure within 30 days after the occurrence thereof (and with respect to Section 7.14, measuring Consolidated Interest Charges on a pro forma basis as if the Loans had been prepaid on the first day of the applicable Fiscal Quarter), provided that such 30 day prepayment cure option may only be used once during any period of 12 months;
          (e) Any Credit Party fails (other than as referred to in subsections (a), (b), (c), or (d) of this section) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Company;
          (f) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Credit Party in connection with any Loan Documents shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable for any reason other than its release by Administrative Agent;
          (g) Any Credit Party fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to Company, Parent, or any Guarantor, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;
          (h) Any Credit Party (i) fails to pay any portion, when such portion is due, of any of its Indebtedness (other than the Obligations) in excess of $500,000, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;
          (i) (i) A Termination Event occurs which, when taken together with all other Termination Events that have occurred, has resulted or would reasonably be expected to result in, liability of any Credit Party in an aggregate amount in excess of $50,000 or (ii) any other event or condition shall occur or exist with respect to a Plan and such event or condition, together with
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all other such events or conditions and Termination Events, if any, would reasonably be expected to result in a Material Adverse Effect;
          (j) The occurrence of any Change of Control;
          (k) Any Credit Party:
     (i) suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it that remains undismissed for a period of sixty days; or
     (ii) commences a voluntary case under any applicable Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate, company or other action authorizing any of the foregoing; or
     (iii) suffers the appointment of or taking possession by a receiver, liquidator, monitor, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within thirty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or
     (iv) suffers the entry against it of a final judgment for the payment of money in excess of $1,000,000 (not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or
     (v) suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within thirty days after the entry or levy thereof or after any stay is vacated or set aside.
Upon the occurrence of an Event of Default described in subsection (k)(i), (k)(ii) or (k)(iii) of this section with respect to a Credit Party, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Parent, Company and each other Credit Party who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written
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instructions from Required Lenders, Administrative Agent shall), without notice to Parent, Company or any other Credit Party, do either or both of the following: (1) terminate any obligation of Lenders to make Loans hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Parent, Company and each other Credit Party who at any time ratifies or approves this Agreement. Upon any acceleration of the entire unpaid balance of any Note pursuant to this Section 8.1 on or before June 30, 2012, the Lender thereof shall be entitled to any Make-Whole Amount on such Note (calculated in accordance with Section 2.8) in addition to all other amounts due and payable in respect of such Note and any other Obligations. Upon any acceleration of the entire unpaid balance of any Note pursuant to this Section 8.1 after June 30, 2012 but on or prior to June 30, 2013, the Lender thereof shall be entitled to any Prepayment Premium on such Note (calculated in accordance with Section 2.8) in addition to all other amounts due and payable in respect of such Note and any other Obligations.
          Section 8.2. Remedies. If any Default shall occur and be continuing, Required Lenders, or Administrative Agent at the direction of Required Lenders, may protect and enforce their rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.
          Section 8.3. Application of Proceeds After Acceleration. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Secured Obligations shall be applied by Administrative Agent in the following order:
          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to
Administrative Agent (including fees and time charges for attorneys who may be employees of Administrative Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;
          Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal interest) payable to Lenders and Secured Third Party Hedge Counterparties (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them and the Lender;
          Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Secured Hedging Obligations, ratably among Lenders and the Secured Third Party Hedge Counterparties in proportion to the respective amounts described in this clause Third payable to them;
          Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and settlements under Hedging Contracts, ratably among Lenders and
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the Secured Third Party Hedge Counterparties in proportion to the respective amounts described in this clause Fourth held by them; and
          Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Company or as otherwise required by Law.
Administrative Agent shall have no responsibility to determine the existence or amount of Secured Hedging Obligations and may reserve from the application of amounts under this Section amounts distributable in respect of Secured Hedging Obligations until it has received evidence satisfactory to it of the existence and amount of such Secured Hedging Obligations.
ARTICLE IX — Administrative Agent
          Section 9.1. Appointment and Authority. Each of the Lenders hereby irrevocably appoints CLMG Corp. to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and the Lenders, and neither Company nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
          Section 9.2. Exculpation, Administrative Agent’s Reliance, Etc. Neither Administrative Agent nor any of its directors, officers, agents, attorneys, or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, including their negligence of any kind, except that each shall be liable for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent (a) may treat the Person whose name is set forth on the Register as the holder of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such Person and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including counsel for Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any other Lender and shall not be responsible to any other Lender Party for any statements, warranties or representations made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (e) shall not be responsible to any other Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of each Credit Party or Lender Party in exercising its powers hereunder; and (g) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any facsimile, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.
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          Section 9.3. Credit Decisions. Each Lender Party acknowledges that it has, independently and without reliance upon any other Lender Party, made its own analysis of the Credit Parties and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Loan Documents. Each Lender Party also acknowledges that it will, independently and without reliance upon any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.
          Section 9.4. Indemnification. Each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by Company within ten (10) days after demand) from and against such Lender’s Percentage Share of any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) that to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Administrative Agent growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort or otherwise, and including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment).
The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability, or are caused, in whole or in part, by any negligent act or omission of any kind by Administrative Agent, provided only that no Lender shall be obligated under this section to indemnify Administrative Agent for that portion, if any, of any liabilities and costs that is proximately caused by Administrative Agent’s own individual gross negligence or willful misconduct, as determined in a final judgment. Cumulative of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for such Lender’s Percentage Share of any costs and expenses to be paid to Administrative Agent by Company under Section 10.4(a) to the extent that Administrative Agent is not timely reimbursed for such expenses by Company as provided in such section. As used in this section the term “Administrative Agent” shall refer not only to the Person designated as such in Section 1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.
          Section 9.5. Rights as Lender. In its capacity as a Lender, Administrative Agent shall have the same rights and obligations as any Lender and may exercise such rights as though it were not Administrative Agent. Administrative Agent may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with any Credit Party or their Affiliates, all as if it were not Administrative Agent hereunder and without any duty to account therefor to any other Lender.
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          Section 9.6. Sharing of Set-Offs and Other Payments. Each Lender Party agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker’s lien, set off, or counterclaim against Company or otherwise, obtain payment of a portion of the aggregate Obligations owed to it that, taking into account all distributions made by Administrative Agent under Section 3.1, causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share all payments of Obligations as provided in Section 3.1; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of Liabilities other than the Obligations. Company expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Governmental Authority order to be paid on account of the possession of such funds prior to such recovery.
          Section 9.7. Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds that it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds that are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.
          Section 9.8. Benefit of Article IX. The provisions of this Article are intended solely for the benefit of Lender Parties, and no Credit Party shall be entitled to rely on any such provision or assert any such provision in a claim or defense against any Lender. Lender Parties may waive or amend such provisions as they desire without any notice to or consent of Company or any Credit Party.
          Section 9.9. Resignation. Administrative Agent may resign at any time by giving written notice thereof to Lenders and Company. Each such notice shall set forth the date of such
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resignation. Upon any such resignation, Required Lenders shall have the right to appoint a successor Administrative Agent. A successor must be appointed for any retiring Administrative Agent, and such Administrative Agent’s resignation shall become effective only when such successor accepts such appointment. If, within thirty days after the date of the retiring Administrative Agent’s resignation, no successor Administrative Agent has been appointed and has accepted such appointment, then the retiring Administrative Agent may appoint (with, unless an Event of Default shall have occurred and be continuing, the consent of Company, such consent not to be unreasonably withheld or delayed) a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its future duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.
          Section 9.10. Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Company referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default as may be directed by Required Lenders in accordance with Article IX; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lenders.
          Section 9.11. Limitation of Liability. Administrative Agent and its respective officers, directors, employees, agents, attorneys-in-fact and affiliates shall not: (a) be liable for any action taken or omitted to be taken by any of such Persons or for any error in judgment under or in connection with this Agreement, the Notes and the Security Documents, except for any such Person’s gross negligence or willful misconduct; or (b) be responsible in any manner to any Lender or any other Person for any failure of any other party to perform its obligations under this Agreement, the Notes and the Security Documents.
          Section 9.12. Reliance upon Documentation. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or any telephone conversation believed by Administrative Agent to be genuine and correct and to have been signed, sent, made or spoken by the proper person or persons, and upon the advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent.
ARTICLE X — Miscellaneous
          Section 10.1. Waivers and Amendments; Acknowledgments.
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          (a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy that such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Credit Party shall in any case of itself entitle any Credit Party to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Company or Parent, by Company or Parent, (ii) if such party is Administrative Agent, by Administrative Agent, and (iii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Required Lenders. Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment that would: (1) waive any of the conditions specified in Article IV (provided that Administrative Agent may in its discretion withdraw any request it has made under Section 4.2(f)), (2) increase the maximum amount that such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Note, (4) extend the Maturity Date, or postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Percentage Shares that is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (6) release Company from its obligation to pay such Lender’s Obligations or any Guarantor from its guaranty of such payment, (7) release any Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, or (8) amend this Section 10.1(a).
          (b) Amendment Consideration. Neither Company nor any of its Subsidiaries or Affiliates will, directly or indirectly, request or negotiate for, or offer or pay any remuneration or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Loan Documents unless each Lender is informed thereof by Company, is afforded the opportunity of considering the same, is supplied by Company and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto, and is offered (and, if such offer is accepted, paid) such remuneration and granted such security on the same terms.
          (c) Acknowledgments and Admissions. Each Credit Party that is a party to this Agreement hereby represents, warrants, acknowledges and admits that:
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     (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party,
     (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof,
     (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof,
     (iv) no Lender Party has any fiduciary obligation toward it with respect to any Loan Document or the transactions contemplated thereby,
     (v) the relationship pursuant to the Loan Documents between the Credit Parties, on one hand, and the Lender Parties, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 10.6(a), Administrative Agent shall act as Administrative Agent of Company in maintaining the Register as set forth therein,
     (vi) no partnership or joint venture exists with respect to the Loan Documents between any Credit Party and any Lender Party,
     (vii) Administrative Agent is not any Credit Party’s Administrative Agent, but Administrative Agent for Lenders, provided that, solely for purposes of Section 10.6(a), Administrative Agent shall act as Administrative Agent of Company in maintaining the Register as set forth therein,
     (viii) Thompson & Knight L.L.P. and Hunton & Williams L.L.P. are counsel for the Administrative Agent and are not counsel for any Credit Party,
     (ix) should an Event of Default or Default occur or exist, each Lender Party will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time,
     (x) without limiting any of the foregoing, no Credit Party is relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and
     (xi) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.
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          (d) Joint Acknowledgments. This written Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.
          There are no unwritten oral agreements between the parties.
          Section 10.2. Survival of Agreements; Cumulative Nature. All of the Credit Parties’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Company are terminated. All statements and agreements contained in any certificate or other instrument delivered by any Credit Party to any Lender Party under any Loan Document shall be deemed representations and warranties by Company or agreements and covenants of Company under this Agreement. The representations, warranties, indemnities, and covenants made by the Credit Parties in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions that are expressly made applicable to it by the terms of the various Loan Documents.
          Section 10.3. Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document (provided that Administrative Agent may give telephonic notices to the other Lender Parties), and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Company and the Credit Parties at the address of Company specified below and to each Lender Party, at the address specified below (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail; provided, however, that no Borrowing Notice shall become effective until actually received by Administrative Agent. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements
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and other information as provided in Section 6.2, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.
If to Company, Parent, or any other Credit Party:
1160 Eugenia Place, Ste. 100
Carpinteria, California 93013
Attention: Clarence Cottman III
Telephone: (805) 566-2900
Facsimile: (805) 566-2917
Email: ccottman@niminenergy.com
If to Administrative Agent:
c/o Beal Bank Nevada
1970 Village Center Circle, Suite 1
Las Vegas, Nevada 89134
Attention: James Erwin
Telephone: (469) 467.5414
Facsimile: (469) 467.5550
Email: jerwin@clmgcorp.com
If to Lender:
Beal Bank Nevada
1970 Village Center Circle, Suite 1
Las Vegas, Nevada 89134
Attention: Stephen Costas
Telephone: (469) 467-5580
Facsimile: 469-467-5012
Email: scostas@bealservice.com
          Section 10.4. Payment of Expenses; Indemnity.
          (a) Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Company will promptly (and in any event, within 30 days after any invoice or other statement or notice) pay: (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable costs and expenses incurred by or on behalf of Administrative Agent (including fees and expenses of attorneys, consultants, reserve engineers, accountants, the Environmental Advisor, the Insurance Advisor, the Independent Lender Engineer, and other advisors, travel costs and miscellaneous expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the
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terms of any Loan Document, (3) any action reasonably required in the course of administration hereof, or (4) monitoring or confirming (or preparation or negotiation of any document related to) any Credit Party’s compliance with any covenants or conditions contained in this Agreement or in any Loan Document, and (iii) all costs and expenses incurred by or on behalf of any Lender Party (including fees and expenses of attorneys, consultants, reserve engineers, accountants, the Environmental Advisor, the Insurance Advisor and other advisors, travel costs, court costs, and miscellaneous expenses) in connection with the preservation of any rights under the Loan Documents, the exercise or enforcement of any rights or remedies under the Loan Documents (including this section), or the defense of any such exercise or enforcement.
          (b) Indemnity. Each Credit Party agrees to indemnify each Lender Party and each other Indemnitee, upon demand, from and against any and all liabilities, obligations, broker’s fees, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) that to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Indemnitee growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort or otherwise). Among other things, the foregoing indemnification covers all liabilities and costs incurred by any Indemnitee related to any breach of a Loan Document by a Credit Party, any bodily injury to any Person or damage to any Person’s property, or any violation or noncompliance with any Environmental Laws by any Indemnitee or any other Person or any liabilities or duties of any Indemnitee or any other Person with respect to Hazardous Materials found in or released into the environment.
The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part by any negligent act or omission of any kind by any Indemnitee (in each case whether alleged, arising or imposed in a legal proceeding brought by or against any Credit Party, any Indemnitee, or any other Person), provided only that no Indemnitee shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs that is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment. If any Person (including Company or any of its Affiliates) ever alleges such gross negligence or willful misconduct by any Indemnitee, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct.
          Section 10.5. Joint and Several Liability. All Obligations that are incurred by two or more Credit Parties shall be their joint and several obligations and liabilities.
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          Section 10.6. Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Company nor any other Credit Party may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless Administrative Agent otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
     (iii) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with the Note subject to such assignment and a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in form satisfactory to Administrative Agent; and
     (iv) no such assignment shall be made (x) to Company or any of Company’s Affiliates or Subsidiaries, or (y) to a natural person.
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Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits, and subject to the requirements of, of Sections 3.2, 3.4, 3.5 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
          (c) Register. Administrative Agent shall maintain a copy of each Assignment and Assumption Agreement and a register for the recordation of the names and addresses of Lenders and the Percentage Shares of, and principal amount of the Loans owing to, each Lender from time to time (in this section called the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and Company and each Lender Party may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes. The Register shall be available for inspection by Company or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, Company or Administrative Agent, sell participations to any Person (other than Company or any of Company’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Company, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
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Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 10.1(a) that affects such Participant. Subject to subsection (e) of this Section, Company agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Sections 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 6.16 as though it were a Lender, provided such Participant agrees to be subject to Section 9.6 as though it were a Lender.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.2 and 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Company’s prior written consent.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or the Federal Home Loan Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          Section 10.7. Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Credit Party and its obligations, (g) with the consent of Company, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party.
For purposes of this Section, “Information” means all information received from Parent or any of its Subsidiaries relating to Parent or any of its Subsidiaries or any of their respective businesses,
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other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Parent or any of its Subsidiaries, provided that, in the case of information received from Parent or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Section 10.8. Governing Law; Submission to Process.
          (a) Except to the extent that the Law of another jurisdiction is expressly elected in a Loan Document, this Agreement and the other Loan Documents shall be governed by and construed in accordance with the Laws of the State of Nevada, without regard to principles of conflicts of law.
          (b) Administrative Agent and Lenders may bring any action or proceeding to enforce this Agreement or any action or proceeding arising out of this Agreement in any court or courts in the State of Nevada, County of Clark, or the United States District Court for the District of Nevada. Each of Parent and Company hereby irrevocably (i) submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Nevada and County of Clark, (ii) agrees and consents that service of process may be made upon it and any of its Subsidiaries in any legal proceeding relating to the Loan Documents or the Obligations by any means allowed under Nevada or United States federal law and agrees that it will acknowledge receipt of a copy of the summons and complaint within the statutory time limit and in the manner set forth on the notice and summons, and (iii) waives any objection that it may now or hereafter have to the venue of any such proceeding being in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and will not attempt to have such action dismissed or abated or transferred on the grounds of forum nonconvenience or similar grounds, provided, however, that nothing contained herein shall prohibit Company or Parent from seeking, by appropriate motion, to remove an action brought in a Nevada
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state court to the United States District Court for the District of Nevada. If such action is so removed, however, neither Company nor Parent shall seek to transfer such action to any other district nor shall either of them seek to transfer to any other district any action which Administrative Agent or any Lender originally commenced in the United States District Court for the District of Nevada.
          (c) Each of Parent and Company hereby makes the foregoing submissions, agreements, consents and waivers on behalf of and with respect to each of its Subsidiaries, and each Guarantor (by its execution of a guaranty of this Agreement) hereby also makes such submissions, agreements, consents and waivers for itself.
          Section 10.9. Limitation on Interest. The Lender Parties, the Credit Parties and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be contracted for, charged, or received by applicable Law from time to time in effect. Neither any Credit Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents that may be in conflict or apparent conflict herewith. The Lender Parties expressly disavow any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender Party or any other holder of any or all of the Obligations shall otherwise collect moneys that are determined to constitute interest that would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender Party’s or other holder’s option, promptly returned to Company or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, the Lender Parties and the Credit Parties (and any other payors thereof) shall to the greatest extent permitted under applicable Law (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate,
[Credit Agreement]

and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable Law.
          Section 10.10. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.
          Section 10.11. Counterparts; Fax. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement and the Loan Documents may be validly executed and delivered by facsimile or other electronic transmission, and the exchange of executed signature pages hereto or thereto by such means shall constitute execution and delivery hereof or thereof.
          Section 10.12. Third Party Beneficiaries. The Credit Parties agree that each Indemnitee that is not a signatory to this Agreement (collectively, the “Third Party Beneficiaries”) is an express and intended third party beneficiary of the representations, agreements and promises made in this Agreement, which are made for the benefit of Lenders, Administrative Agent and each Third Party Beneficiary (which benefits are immediate and not incidental). Except as stated above in this section, there are no third party beneficiaries of this Agreement.
          Section 10.13. USA PATRIOT Act Notice. Pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), and as from time to time amended, herein called the “Patriot Act”), each Lender Party that is subject to the Patriot Act hereby notifies Company that it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender Party to identify Company in accordance with the Patriot Act.
          Section 10.14. Anti-Money Laundering Legislation.
          (a) Each Credit Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lender Parties may be required to obtain, verify and record information regarding any of the Credit Parties, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of a Credit Party, and the transactions contemplated hereby. The Credit Parties shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender Party, or any prospective assign or participant of a Lender Party, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
[Credit Agreement]

          (b) If the Administrative Agent has ascertained the identity of a Credit Party or any authorized signatories of a Credit Party for the purposes of applicable AML Legislation, then the Administrative Agent:
     (i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and
     (ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of any Credit Party or any authorized signatories of a Credit Party on behalf of any other Lender Party, or to confirm the completeness or accuracy of any information it obtains from any Credit Party or any such authorized signatory in doing so.
          Section 10.15. Waiver of Jury Trial, Punitive Damages, etc. Each Credit Party and each Lender Party that is a party to this Agreement hereby knowingly, voluntarily, intentionally, and irrevocably with and upon the advice of competent counsel:
          (a) waives, relinquishes and forever foregoes, to the maximum extent not prohibited by Law, any right it may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under or in connection with the Loan Documents or any transaction contemplated thereby or associated therewith, before or after maturity, in each of the foregoing cases whether sounding in contract, tort or otherwise,
          (b) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any such litigation any “Special Damages” as defined below,
          (c) certifies that no party hereto and no representative or agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers,
          (d) acknowledges that it has been induced to enter into this Agreement, the other Loan Documents and the
[Credit Agreement]

transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this section, and
          (e) agrees that in no event will any Lender Party be subject to any equitable remedy or relief, including specific performance, arising from or relating to any default by such Lender Party in the performance of any of its obligations hereunder.
As used in this section, “Special Damages” includes all punitive, consequential, special or other damages (regardless of how named), but does not include any payments or funds that any party hereto has expressly promised to pay or deliver to any other party hereto.
[The remainder of this page is intentionally left blank]
[Credit Agreement]

          IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

COMPANY:	LEGACY ENERGY, INC.
	By:	/s/ Clarence Cottman, III
Clarence Cottman, III
Chief Executive Officer

PARENT:	NIMIN ENERGY CORP.
	By:	/s/ Clarence Cottman, III
Clarence Cottman, III
Chief Executive Officer

ADMINISTRATIVE AGENT:	CLMG CORP., Administrative Agent
	By:	/s/ James Erwin
		Name:	James Erwin
		Title:	E.V.P.

LENDERS:	BEAL BANK NEVADA
	By:	Kathleen Yodice
		Name:	Kathleen Yodice
		Title:	Authorized Signatory

[Signature Page – Credit Agreement (NiMin Energy)]

SCHEDULE 1
DISCLOSURE SCHEDULE
          To supplement the following sections of the Agreement of which this Schedule is a part, Company hereby makes the following disclosures:
[Credit Agreement]

Schedule 1 - Page 1

SCHEDULE 2
SECURITY SCHEDULE
1.	Guaranty executed by the Credit Parties (other than Company) in favor of Administrative Agent.

2.	Security Agreement executed by the Credit Parties in favor of Administrative Agent.

3.	Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement by Company in favor of Administrative Agent. [California and Wyoming properties]

4.	Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement by Company in favor of Administrative Agent. [Louisiana properties]

5.	UCC-1 Financing Statements related to the foregoing.

6.	Debenture executed by Parent in favor of Administrative Agent.
[Credit Agreement]

Schedule 2 - Page 1

SCHEDULE 3
INSURANCE SCHEDULE
(A) Insurance by Company:
Company shall procure (or cause to be procured) and maintain in full force and effect at all times on and after the Closing Date (unless otherwise specified below) and continuing throughout the term of this Agreement, insurance policies with insurance companies authorized to do business where operations are conducted (if required by law or regulation) with (i) a A.M. Best rating of “A-” or better and an financial size category of “IX” or higher, (ii) a S&P financial strength rating of “A-” or higher, or (iii) other companies acceptable to Administrative Agent, with limits and coverage provisions sufficient to satisfy Company’s material contracts, but in no event less than provisions set forth below.
(1)	Workers’ Compensation Insurance: Workers’ compensation insurance as required by applicable Laws. A maximum deductible or self-insured retention of $25,000 per occurrence or as approved by Administrative Agent shall be allowed.

(2)	Employer’s Liability Insurance: Employer’s liability insurance for Company’s liability arising out of injury to or death of employees of Company in the amount of $1,000,000 per accident. A maximum deductible or self-insured retention of $25,000 per occurrence or as approved by Administrative Agent shall be allowed.
(3) General Liability Insurance: Liability insurance on an occurrence basis against claims for Company’s liability arising out of claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for products-completed operations, liability assumed under contract, broad form property damage, personal injury, underground resources and equipment and independent contractors with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage. The policy shall not exclude coverage for action over claims without limitations as respects the sole negligence of Additional Insured. A maximum deductible or self-insured retention of $25,000 per occurrence or as approved by Administrative Agent shall be allowed.
(4)	Automobile Liability Insurance: Automobile liability insurance for Company’s liability arising out of claims for bodily injury and property damage covering all owned (if any), leased, non-owned and hired vehicles of Company, including loading and unloading, with a $1,000,000 minimum limit per accident for combined bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable. A maximum deductible or self-insured retention of $25,000 per occurrence or as approved by Administrative Agent shall be allowed.

(5)	Pollution Liability Insurance: Pollution legal liability insurance, in an amount not less that $1,000,000 per occurrence insuring for (i) bodily injury or property damage arising out of sudden and accidental pollution, and (ii) cleanup of pollutants on Company’s premises or which have migrated beyond Company’s
[Credit Agreement]

Schedule 3 - Page 1

premises. A maximum deductible or self-insured retention of $25,000 per occurrence or as approved by Administrative Agent shall be allowed.
(6)	Excess Liability Insurance: Excess liability insurance on an occurrence basis covering claims (on at least a following form basis) in excess of the underlying insurance described in the foregoing subsections (2), (3), (4) and (5), with a $20,000,000 minimum limit per occurrence. Such excess liability shall also include coverage for bodily injury or property damage to third parties arising out of sudden and accidental off-site pollution. The policy shall drop down to cover exhausted primary policies with a self-insured retention not to exceed $25,000.

The amounts of insurance required in the foregoing subsections (2), (3), (4), and this subsection (6) may be satisfied by Company purchasing coverage in the amounts specified or by any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified above.

(7)	Aircraft Liability Insurance: If Company uses an aircraft (fixed wing or helicopter) that is owned, operated or chartered by Company, Aircraft liability insurance for liability arising out of the operation of such aircraft. The insurance shall be provided for a combined single limit not less than $15,000,000 each occurrence and such limit shall apply to bodily injury (including passengers) and property damage liability. Such insurance shall (i) name Administrative Agent, on behalf of the Lender Parties, as additional insured, (ii) include an insurer’s waiver of subrogation in favor of the additional insureds, (iii) state that it is primary insurance as regards the additional insureds and (iv) contain a cross-liability or severability of interest clause. In the event the aircraft hull is insured such insurance shall provide for an insurer’s waiver of subrogation rights in favor of Company. In the event Company charters aircraft, the foregoing insurance and evidence of insurance may be furnished by the owner of the aircraft.

(8)	Operators Excess Expense Insurance (Control of Well): Company is required to maintain this with limits of no less than 5 times the Dry Hole Cost of the well(s). Coverage shall include Well Control, Sudden & Accidental Pollution, Evacuation Expenses, Replacement Cost Redrill. The policy shall provide Care, Custody and Control limits of no less than $1,000,000, and shall include coverage for damage to drilling/workover rigs caused by “unsound locations” The policy will have a Priority of Payments Clause, and claims shall be paid in the following order; (1) Well Control, (2) Restoration and Redrill, and (3) Pollution.

(9)	Property Damage Insurance: Property damage insurance on an “all risk” basis, including coverage against damage or loss caused by earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption), flood, and windstorm.
(a)	Property Insured: The property damage insurance shall provide coverage for all property owned by or in the care, custody or control Company or in which Company has any interest, including, but not limited to gas plants
[Credit Agreement]

Schedule 3 - Page 2

and production equipment, including coverage during any exploration and drilling activities.
(b)	Additional Coverages: The property damage insurance shall insure (i) when actual exposure exceed the applicable property deductibles, transit and off-site repair, including marine and air transit with sub-limits sufficient to insure the full replacement value of the property or equipment prior to its being moved to or from the locations where operations are conducted and while located away from the locations where operations are conducted, (ii) salvage expenses with a minimum limit of 25% of the loss (iii) the cost of preventive measures to reduce or prevent a loss (sue & labor), (v) property in the course of construction or installation.

(c)	Sum Insured: The property damage policy shall (i) value losses at their repair or replacement cost or stated value, (ii) provide a limit not less than the actual cash value of the property insured.

(d)	Deductibles: The property damage deductibles shall not exceed $25,000 unless previously approved by Administrative Agent.
(B) Amendment of Requirements:
(1)	Amendment by Administrative Agent: Administrative Agent may at any time amend the requirements and approved insurance companies of this Section due to (i) new information not known by the Lender Parties on the Closing Date which poses a material risk to Company’s assets or business, (ii) changed circumstances after the Closing Date which in the reasonable judgment of Administrative Agent renders such coverage materially inadequate, or (iii) inflationary factors and other changes in valuations. Promptly following the receipt of a notice from Administrative Agent, Company will from time to time make such modifications to the amounts of any insurance policy as Administrative Agent specifies in that notice to take account of the foregoing.
(C)	Company Conditions and Requirements:
(1)	Loss Notification: Company shall promptly notify Administrative Agent of any single loss or event likely to give rise to a claim against an insurer for an amount in excess of $100,000 covered by any insurance maintained pursuant to this schedule

(2)	Loss Adjustment and Settlement: A loss under the insurance policies providing property damage shall be adjusted with the insurance companies, including the filing in a timely manner of appropriate proceedings, by Company, subject to the approval of Administrative Agent if such loss is in excess of $500,000. In addition Company may in its reasonable judgment consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $500,000 the terms of such settlement is concurred with by Administrative Agent.
[Credit Agreement]

Schedule 3 - Page 3

(3)	Compliance With Policy Requirements: Company shall not violate or permit to be violated any of the conditions, provisions or requirements of any insurance policy required by this Section, and Company shall perform, satisfy and comply with, or cause to be performed, satisfied and complied with, all conditions, provisions and requirements of all insurance policies.

(4)	Waiver of Subrogation: Company hereby waives any and every claim for recovery from any Lender Party for any and all loss or damage covered by any of the insurance policies to be maintained under this Agreement to the extent that such loss or damage is recovered under any such policy. If the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other person), Company shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by Company thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

(5)	Evidence of Insurance: Prior to the Closing Date and on an annual basis at least 10 days prior to each policy anniversary, Company shall furnish Administrative Agent with (1) certificates of insurance or binders, in a form acceptable to Administrative Agent, evidencing all of the insurance required by the provisions of this Section and (2) a schedule of the insurance policies held by or for the benefit of Company and required to be in force by the provisions of this Section. Upon request, Company will promptly furnish Administrative Agent with copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained by Company.

(6)	Reports: Concurrently with the furnishing of the certification referred to in Section (5), Company shall furnish Administrative Agent with a report of Company’s insurance broker, signed by an officer of the broker, stating that in the opinion of such broker, the insurance then carried or to be renewed is in accordance with the terms of this Section and attaching an updated copy of the schedule of insurance required by Section (5) above.

In addition Company will advise Administrative Agent in writing promptly of (1) any material changes in the coverage or limits provided under any policy required by this Section and (2) any default in the payment of any premium and of any other act or omission on the part of Company which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by Company pursuant to this Section.
(D) Insurance Policy Conditions and Requirements
(1)	Policy Cancellation and Change: All policies of insurance required to be maintained pursuant to this Section shall be endorsed so that if at any time they
[Credit Agreement]

Schedule 3 - Page 4

are canceled, or their coverage is reduced (by any party including the insured) so as to affect the interests of the Lender Parties, such cancellation or reduction shall not be effective as to the Lender Parties for 60 days, except for non-payment of premium which shall be for 10 days, after receipt by Administrative Agent of written notice from such insurer of such cancellation or reduction.
(2)	Separation of Interests: All policies (other than in respect to workers compensation insurance) shall insure the interests of the Lender Parties regardless of any breach or violation by Company or any other Person of warranties, declarations or conditions contained in such policies, any action or inaction of Company’s or others, or any foreclosure relating to the business or assets of Company or any change in ownership of all or any portion of such business or assets.

(3)	Waiver of Subrogation: All policies of insurance to be maintained by the provisions of this Section shall provide for waivers of subrogation in favor of the Lender Parties and their respective officers and employees.

(4)	Endorsements: All policies of insurance referred to in this Schedule shall be endorsed to name the Lender Parties and their respective officers and employees as Additional Insureds.

All policies of Liability insurance referred to in this Agreement shall be endorsed as follows:
(i)	To provide a severability of interests and cross liability clause;

(ii)	That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Credit Parties.
(5)	Payment of Loss Proceeds: All policies of insurance required to be maintained pursuant to subsections (A) 8, and (A) 9 shall provide that the proceeds of such policies shall be payable solely to Administrative Agent.
(E) Acceptable Policy Terms and Conditions:
All policies of insurance required to be maintained pursuant to this Section shall contain terms and conditions reasonably acceptable to Administrative Agent after consultation with the Insurance Advisor.
References in this Schedule 3 to “Company” shall be deemed to include the Credit Parties.
[Credit Agreement]

Schedule 3 - Page 5

SCHEDULE 4
LENDERS SCHEDULE

Lender	Allocation %	Commitment
Beal Bank Nevada	100%	$36,000,000

Total	100%	$36,000,000
[Credit Agreement]

Schedule 4 - Page 1

EXHIBIT A
FORM OF PROMISSORY NOTE

$________	_______, ____
          FOR VALUE RECEIVED, Legacy Energy, Inc., a Delaware corporation (“Company”), hereby promises to pay to ___________________ or its registered assigns (the “Lender”), in the manner provided in the Credit Agreement referred to below, the principal sum of $____________, in lawful money of the United States of America and in immediately available funds, on or before the Maturity Date. The undersigned also promises to pay to the Lender hereof interest on the unpaid principal amount of this Promissory Note, in like money, at the rate set forth in, and payable in accordance with that certain Credit Agreement, as amended, modified or supplemented from time to time, dated as of June 30, 2010 (the “Credit Agreement”) (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement), among Company, NiMin Energy Corp., CLMG Corp., as Administrative Agent, and certain Lenders identified therein.
          This Promissory Note is one of the “Notes” issued pursuant to the Credit Agreement. Payments of interest shall be computed in accordance with the Credit Agreement, and payments of interest and principal shall be payable at the times and in the amounts provided in the Credit Agreement, until this Promissory Note shall be paid in full. Payments of interest are to be made in lawful money of the United States of America.
          The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of this Promissory Note upon the terms and conditions specified therein.
          This Promissory Note is entitled to the benefits provided in the Loan Documents to the extent provided in said agreements.
          Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest which, under applicable Law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon.
          If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.
          Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice
[Credit Agreement]

Exhibit A - Page 1

of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.
          GOVERNING LAW; CHOICE OF FORUM; SERVICE OF PROCESS. THIS PROMISSORY NOTE SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW,
          LENDER MAY BRING ANY ACTION OR PROCEEDING TO ENFORCE THIS PROMISSORY NOTE, OR ANY ACTION OR PROCEEDING ARISING OUT OF THIS PROMISSORY NOTE, IN ANY COURT OR COURTS IN THE STATE OF NEVADA OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA. IF THE LENDER COMMENCES SUCH AN ACTION IN A COURT LOCATED IN THE STATE OF NEVADA, OR UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA, COMPANY HEREBY AGREES THAT COMPANY WILL SUBMIT AND DOES HEREBY IRREVOCABLY SUBMIT TO THE PERSONAL JURISDICTION OF SUCH COURTS; IF SERVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA OR FEDERAL LAW OR THE RULES OF SUCH COURTS, WILL ACKNOWLEDGE RECEIPT OF A COPY OF THE SUMMONS AND COMPLAINT WITHIN THE STATUTORY TIME LIMIT AND IN THE MANNER SET FORTH ON THE NOTICE AND SUMMONS; AND WILL NOT ATTEMPT TO HAVE SUCH ACTION DISMISSED, ABATED OR TRANSFERRED ON THE GROUND OF FORUM NONCONVENIENCE OR SIMILAR GROUNDS; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN SHALL PROHIBIT COMPANY FROM SEEKING, BY APPROPRIATE MOTION, TO REMOVE AN ACTION BROUGHT IN A NEVADA STATE COURT TO THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA. IF SUCH ACTION IS SO REMOVED, HOWEVER, COMPANY SHALL NOT SEEK TO TRANSFER SUCH ACTION TO ANY OTHER DISTRICT NOR SHALL COMPANY SEEK TO TRANSFER TO ANY OTHER DISTRICT ANY ACTION WHICH THE LENDER ORIGINALLY COMMENCED IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA. ANY ACTION OR PROCEEDING BROUGHT BY THE COMPANY ARISING OUT OF THIS PROMISSORY NOTE SHALL BE BROUGHT SOLELY IN A COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF NEVADA OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA.
          WAIVER OF JURY TRIAL. COMPANY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FOREGOES , TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATED TO THIS NOTE, OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, IN EACH OF THE
[Credit Agreement]

Exhibit A - Page 2

FOREGOING CASES WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

LEGACY ENERGY, INC.
By:
Name:
Title:

[Credit Agreement]

Exhibit A - Page 3

EXHIBIT B
FORM OF BORROWING NOTICE
     Reference is made to that certain Credit Agreement, as amended, modified or supplemented from time to time, dated as of June 30, 2010 (the “Credit Agreement”) among Legacy Energy, Inc. (“Company”), NiMin Energy Corp., certain Lenders identified therein, and CLMG Corp., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.
1.	Company hereby requests a Borrowing on [____________] in an amount equal to $______________ in accordance with the provisions of Section 2.3 of the Credit Agreement. The proceeds of this Borrowing shall be applied as detailed below:

[Insert wire instructions and any specific applications of the loan proceeds with instructions to net fees and discounts due to Lender Parties]

2.	Company hereby certifies as follows:
(a)	All representations and warranties made by any Person in any Loan Document are true in all respects on and as of the date of the requested Borrowing as if such representations and warranties had been made as of the date of such Borrowing, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders and Administrative Agent.

(b)	All of the conditions set forth in Sections 4.1 and 4.2 of the Credit Agreement have been satisfied.

(c)	The Borrowing is to be used solely for the purposes described in Section 2.4 of the Credit Agreement.

(d)	There does not exist on the date hereof any condition or event that constitutes a Default that has not been waived in writing as provided in Section 10.1(a) of the Credit Agreement; nor will any such Default exist upon Company’s receipt and application of the Borrowing requested hereby.

(e)	The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1 of the Credit Agreement. The Credit Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.
3.	The above certifications are effective as of the date of this Borrowing Notice and will continue to be effective as of the date of the Borrowing. If any of the aforementioned certifications shall no longer be valid as of or prior to the date of the Borrowing requested hereby, Company will immediately notify the Administrative Agent and will
[Credit Agreement]

Exhibit B - Page 1

repay the amount disbursed upon demand by the Administrative Agent if the Borrowing is made prior to the receipt of such notice.

4.	This Borrowing Notice is dated __________________________ and is delivered on such date.

LEGACY ENERGY, INC.
By:
Name:
Title:

[Credit Agreement]

Exhibit B - Page 2

EXHIBIT C
FORM OF PREPAYMENT NOTICE
     Reference is made to that certain Credit Agreement, as amended, modified or supplemented from time to time, dated as of June 30, 2010 (the “Credit Agreement”) among Legacy Energy, Inc. (“Company”), NiMin Energy Corp., certain Lenders identified therein, and CLMG Corp., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.
     Company hereby provides notice to the Lender Parties in accordance with Section 2.8 of the Credit Agreement that:
1.	Company will make a prepayment on the Loans on _____________, 2___.[which date must be a Business Day]

2.	On such date Company will prepay $_____________ of the aggregate principal amount of the Loans.

3.	On such date Company will also pay $_____________ in interest, which is the amount required to be paid pursuant to Section 2.8 of the Credit Agreement.

4.	On such date Company will also pay the Make-Whole Amount as required under the Credit Agreement. Company’s calculation of such Make-Whole Amount is set out on an annex attached hereto.

5.	Company hereby requests Administrative Agent to calculate such interest and Make-Whole Amount and confirm that Company’s calculation is correct.

6.	This Prepayment Notice is dated __________________________ and is delivered on such date.

LEGACY ENERGY, INC.
By:
Name:
Title:

[Credit Agreement]

Exhibit C - Page 1

EXHIBIT D
CERTIFICATE ACCOMPANYING
FINANCIAL STATEMENTS
     Reference is made to that certain Credit Agreement dated as of June 30, 2010 (as amended or supplemented, the “Agreement”), by and among Legacy Energy, Inc. (“Company”), NiMin Energy Corp., CLMG Corp., as Administrative Agent, and certain financial institutions (“Lenders”), which Agreement is in full force and effect on the date hereof. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
     This Certificate is furnished pursuant to Section 6.2 of the Agreement. Together herewith, Company is furnishing to Administrative Agent and each Lender Company’s *[audited/unaudited] financial statements (the “Financial Statements”) as at ____________ (the “Reporting Date”). Company hereby represents, warrants, and acknowledges to Administrative Agent and each Lender that:
     (a) The officer of Company signing this instrument is the duly elected, qualified and acting ____________ of Company and as such is Company’s chief financial officer.
     (b) The Financial Statements are accurate and complete and satisfy the requirements of the Agreement.
     (c) Attached hereto is a schedule of calculations showing Company’s compliance as of the Reporting Date with the requirements of Section(s) 7.12 through 7.16 of the Agreement *[and Company’s non-compliance as of such date with the requirements of Section(s) ____________ of the Agreement].
     (d) On the Reporting Date Company was, and on the date hereof Company is, in full compliance with the disclosure requirements of Section 6.4 of the Agreement, and no Default otherwise existed on the Reporting Date or otherwise exists on the date of this instrument *[except for Default(s) under Section(s) ____________ of the Agreement, which *[is/are] more fully described on a schedule attached hereto].
     (e) No Credit Party has changed (i) its name, (ii) its chief executive office, (iii) the type of entity it is, or (iv) its state of incorporation or organization, without having given the Administrative Agent the notice required by Section 6.4 of the Agreement.
     (f) *[Unless otherwise disclosed on a schedule attached hereto,] all representations and warranties made by any Person in any Loan Document are true in all respects on and as of the Reporting Date and the date hereof as if such representations and warranties had been made as of such dates, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders and Administrative Agent.]
     The officer of Company signing this instrument hereby certifies that he has reviewed the Loan Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his opinion necessary to enable him to express an informed opinion with respect to the above
[Credit Agreement]

Exhibit D - Page 1

representations, warranties and acknowledgments of Company and, to the best of his knowledge, such representations, warranties, and acknowledgments are true, correct and complete.
     IN WITNESS WHEREOF, this instrument is executed as of ____________, 20__.

LEGACY ENERGY, INC.
By:
Name:
Title:

[Credit Agreement]

Exhibit D - Page 2

EXHIBIT E
FORM OF APOD CERTIFICATION
[Date]
     Reference is made to the Credit Agreement, dated as of June 30, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Legacy Energy, Inc. (“Company”), NiMin Energy Corp., the Lenders party thereto from time to time, and CLMG Corp., as Administrative Agent. Reference is hereby made to the Credit Agreement for all purposes, and capitalized terms defined therein shall have the same meanings when used herein.
     The Agreement provides for Administrative Agent and Company to certify the Agreed Plan of Development (or APOD) that is from time to time in effect under the Agreement.
     Company and Administrative Agent hereby certify that the document(s) attached hereto constitute the APOD as currently in effect under the Agreement.
     This certificate is a Loan Document, and all provisions of the Credit Agreement that apply to Loan Documents shall apply hereto.
     This certificate may be separately executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same APOD Certification.
     IN WITNESS WHEREOF, this document is executed as of the date first written above.

CLMG CORP., as Administrative Agent
By:
Name:
Title:

LEGACY ENERGY, INC.
By:
Name:
Title:

[Credit Agreement]

Exhibit E - Page 1

EXHIBIT F
SOLVENCY CERTIFICATE
[Credit Agreement]

Exhibit F - Page 1

EXHIBIT G
LEGAL OPINIONS
[Credit Agreement]

Exhibit G - Page 1

EXHIBIT H
FORM OF GUARANTY
[Credit Agreement]

Exhibit H - Page 1

EXHIBIT I
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor. Such sale and assignment is also made expressly subject to the terms and conditions of the BP Collateral Sharing Agreement and any other Collateral Sharing Agreement that may be in effect.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender][1] ]

3.	Borrower:	Legacy Energy, Inc.
4.           Administrative Agent: CLMG Corp., as the administrative agent under the Credit Agreement
5.          Credit Agreement: Credit Agreement dated as of June 30, 2010 among Legacy Energy, Inc., NiMin Energy Corp., the Lenders from time to time party thereto, and CLMG Corp., as Administrative Agent.

[1]	Select as applicable.
[Credit Agreement]

Exhibit I - Page 1

6.          Assigned Interest:

Aggregate Amount
of	Amount of	Percentage
Commitment/Loans	Commitment/Loans	Assigned of
for all Lenders	Assigned[2]	Commitment/Loans[3]
$	$	%
$	$	%
$	$	%
7.          [Trade Date:                 ___________________________________ 4]

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	Set forth, to at least nine decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
CREDIT AGREEMENT

Exhibit I - Page 2

          Effective Date: ___________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
          The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and][5] Accepted: CLMG CORP., as Administrative Agent
By:
Title

[Consented to][6]: LEGACY ENERGY, INC.
By:
Title

[5]	To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.

[6]	To be added only if the consent of Company is required by the terms of the Credit Agreement.
CREDIT AGREEMENT

Exhibit I - Page 3

ANNEX 1 to Assignment and Assumption
LEGACY ENERGY, INC.
STANDARD TERMS AND CONDITIONS
FOR ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement) as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if applicable, attached to the Assignment and Assumption is any Prescribed Forms, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to principals of conflicts of law.